                                                      RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-3222


                      DEAN WITTER SPECTRUM STRATEGIC L.P.
                      DEAN WITTER SPECTRUM TECHNICAL L.P.
                      DEAN WITTER SPECTRUM BALANCED L.P.

                                ---------------

                                  SUPPLEMENT
                                 TO PROSPECTUS
                             DATED APRIL 30, 1996

THIS SUPPLEMENT IS AN INTEGRAL PART OF, AND MUST BE READ TOGETHER WITH, THE PROSPECTUS DATED APRIL 30, 1996 (THE "PROSPECTUS"). ALL CAPITALIZED TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS USED IN THE PROSPECTUS. ALL PAGE AND SECTION REFERENCES HEREIN ARE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY AN "S-", WHICH ARE TO THIS SUPPLEMENT.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. SEE "SUMMARY OF THE PROSPECTUS--INVESTMENT
REQUIREMENTS" (PAGE 1), "RISK FACTORS" (PAGE 13), AND "CONFLICTS OF INTEREST" (PAGE 19).

  The Partnerships are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

  An investment in the Partnerships involves significant risks, including the following:
  . Futures interests trading is speculative and volatile. The Partnerships' trading has been volatile. Such volatility could result in an investor losing all or a substantial part of his investment.
  . The Partnerships are subject to substantial charges by the trading managers and DWR. Spectrum Strategic, Spectrum Technical and Spectrum Balanced must earn annual net trading profits (after taking into account estimated interest income based upon current rates of 5%) of 8.25%, 8.25% and 1.75%, respectively, of their average annual Net Assets in order to avoid depletion or exhaustion of their assets. Investors should see "Break Even Analysis" on page S-1 for the effect of redemption charges which are not included in the above figures.
  . No secondary market for Units exists. Units may be redeemed monthly only after the end of the sixth month following the closing at which an investor first became a Limited Partner in the Spectrum Series. A Unit redeemed at or prior to the two year anniversary following the closing at which such Unit was issued may be subject to redemption charges. Certain market conditions may result in possible delays in, or inability to pay, redemptions.
  . Conflicts of interest between and among the General Partner, DWR, the trading managers, their affiliates, and each Partnership may adversely affect the trading performance of such Partnership. See "Conflicts in Interest" in the Prospectus.
  . Each Partnership's profitability is largely dependent on the collective performance of its trading managers.
  . While the General Partner does not intend to make any distributions, profits earned by a Partnership in any year will result in taxable income to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF THE PARTICIPATING IN ANY ONE OF THESE POOLS NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

                                ---------------

                           DEAN WITTER REYNOLDS INC.

             THE DATE OF THIS SUPPLEMENT IS OCTOBER 23, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Description of Charges to Each Partnership................................   S-1
Investment Program, Use of Proceeds and Trading Policies..................   S-2
The Spectrum Series.......................................................   S-2
Selected Financial Data...................................................   S-6
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   S-6
The General Partner.......................................................  S-11
 Description and Performance Information of Commodity Pools Operated by
  the General Partner.....................................................  S-11
The Trading Managers......................................................  S-18
 Dean Witter Spectrum Strategic L.P. .....................................  S-18
  1. Blenheim Investments, Inc. ..........................................  S-18
  2. A. Gary Shilling & Co., Inc. ........................................  S-19
  3. Willowbridge Associates Inc. ........................................  S-20
 Dean Witter Spectrum Technical L.P. .....................................  S-24
  1. Campbell & Company, Inc. ............................................  S-24
  2. Chesapeake Capital Corporation.......................................  S-26
  3. John W. Henry & Company, Inc. .......................................  S-29
 Dean Witter Spectrum Balanced L.P. ......................................  S-36
  RXR, Inc. ..............................................................  S-36
Certain Litigation........................................................  S-40
The Futures, Options and Forwards Markets.................................  S-40
Plan of Distribution......................................................  S-40
Potential Advantages......................................................  S-41
Dean Witter Spectrum Balanced L.P.
Dean Witter Spectrum Strategic L.P.
Dean Witter Spectrum Technical L.P.
 Independent Auditors' Report ............................................  S-44
 Statements of Financial Condition .......................................  S-45
 Statements of Operations ................................................  S-48
 Statements of Changes in Partners' Capital ..............................  S-51
 Statements of Cash Flows ................................................  S-53
 Notes to Financial Statements ...........................................  S-56
Demeter Management Corporation
 Independent Auditors' Report.............................................  S-61
 Statements of Financial Condition .......................................  S-62
 Notes to Statements of Financial Condition ..............................  S-63

   THE FOLLOWING INFORMATION SUPPLEMENTS, OR, IN CERTAIN INSTANCES, REPLACES PORTIONS OF, THE PROSPECTUS, AND ACCORDINGLY MUST BE READ AS AN INTEGRAL PART
                              OF THE PROSPECTUS.

                  DESCRIPTION OF CHARGES TO EACH PARTNERSHIP

  THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "SUMMARY OF THE PROSPECTUS-- DESCRIPTION OF CHARGES TO EACH PARTNERSHIP" ON PAGES 5-7 AND "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP" ON PAGES 23-28.

  Effective September 1, 1996, the flat-rate brokerage fee payable to the Commodity Broker was reduced to a rate of 33/48 of 1% of the Net Assets (an 8.25% annual rate) as of the first day of the month with regard to each of Spectrum Strategic and Spectrum Technical, and to a rate of 11/24 of 1% of the Net Assets (a 5.50% annual rate) as of the first day of the month with regard to Spectrum Balanced.

  THE FOLLOWING UPDATES THE BREAK EVEN INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE DEAN WITTER SPECTRUM SERIES" ON PAGES 2-7, AND UPDATES AND REPLACES "DESCRIPTION OF CHARGES TO EACH PARTNERSHIP--3. BREAK EVEN ANALYSIS" ON PAGES 27-28 TO REFLECT A CURRENT SELLING PRICE AND REDUCED BROKERAGE FEES.

3. BREAK EVEN ANALYSIS

  Based upon the annual fees and expenses of Spectrum Strategic, Spectrum Technical and Spectrum Balanced that are in effect as of September 1, 1996, the Partnerships will be required to earn net trading profits (after taking into account estimated interest income) of 11.34%, 11.36% and 4.96%, respectively, per year of average annual Net Assets in order for a Limited Partner to break-even (earning profits sufficient to pay the redemption charge and to recoup its initial investment) upon redemption after one year.

  Based upon the selling price as of August 31, 1996, Spectrum Strategic, Spectrum Technical and Spectrum Balanced must earn net trading profits of $1.11, $1.28 and $.54 per Unit, respectively, in order for a Limited Partner to break even (earning profits sufficient to recoup its initial investment upon redemption of a Unit after one year after payment by the Partnership of its expenses and payment of the 3% redemption charge (as calculated below)).

                                                   SPECTRUM  SPECTRUM  SPECTRUM
                                                   STRATEGIC TECHNICAL BALANCED
                                                   --------- --------- --------
                                                       $         $        $
Selling Price per Unit (as of 8/31/96)(1).........    9.79     11.27    10.88
Management Fee(2).................................     .39       .45      .14
Brokerage Fee(3)..................................     .81       .93      .60
Less: Interest Income(4)..........................    (.39)     (.45)    (.54)
Redemption Fee(5).................................     .30       .35      .34
Incentive Fee(6)..................................     --        --       --
Amount of Trading Income Required for a Limited
 Partner to Recoup its
 Investment at the End of One Year................    1.11      1.28      .54
Percentage of Initial Selling Price...............   11.34%    11.36%    4.96%

-------
Notes

(1) Units of each Partnership are offered for sale at monthly closings held as of the last day of each month at a purchase price equal to 100% of the Net Asset Value of the Unit at the close of business as of the date of the closing.
(2) In the case of Spectrum Strategic and Spectrum Technical, monthly management fees are equal to 1/3 of 1% of the Net Assets allocated to each trading manager on the first day of each month (a 4% annual rate). In the case of Spectrum Balanced, the monthly management fee is equal to 5/48 of 1% of the Partnership's Net Assets on the first day of each month (a 1.25% annual rate).
(3) Effective September 1, 1996, the brokerage fee in the case of Spectrum Strategic and Spectrum Technical is a flat-rate monthly fee of 33/48 of 1% of the Net Assets (an 8.25% annual rate) as of the first day of the month. The brokerage fee in the case of Spectrum Balanced is a flat-rate monthly fee of 11/24 of 1% of the Net Assets (a 5.50% annual rate) as of the first day of the month. Such fee covers all brokerage commissions, transaction fees and costs (including "give up" and transfer fees) and ordinary administrative and continuing offering expenses. For purposes of the above table, brokerage fees were based on the new reduced rates.

(4) DWR credits each Partnership at month-end with interest income as if 80%, in the case of Spectrum Strategic and Spectrum Technical, and 100%, in the case of Spectrum Balanced, of such Partnership's average daily Net Assets for the month were invested at a prevailing rate on U.S. Treasury Bills. Such rate was estimated based upon current rates of 5%.
(5) Units redeemed at the end of one year from the date of purchase are subject to a 3% redemption charge.
(6) Incentive fees are assumed to be zero because (i) interest income is greater than the redemption fee and (ii) each trading manager's trading profits equal expenses.

           INVESTMENT PROGRAM, USE OF PROCEEDS AND TRADING POLICIES

  THE FOLLOWING SUPPLEMENTS THE INFORMATION CONTAINED IN THE FIRST PARAGRAPH ON PAGE 29.

  The Partnerships may each trade up to 75 different types of futures interests, on both domestic and foreign markets, and may trade additional futures interests as determined by the trading managers. The Partnerships trade on the following foreign futures exchanges: the Deutsche Terminborse, the Hong Kong Futures Exchange Ltd., the International Petroleum Exchange of London, the London Commodity Exchange, the London International Financial Futures Exchange Ltd., the London Metals Exchange, the Marche a Terme International de France, the MEFF Renta Fija, the Montreal Exchange, the Sydney Futures Exchange, the Singapore International Monetary Exchange, the Tokyo International Futures Exchange and the Tokyo Stock Exchange. From time to time the Partnerships may trade on other foreign exchanges.

  THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "SPECTRUM STRATEGIC," "SPECTRUM TECHNICAL," AND "SPECTRUM BALANCED" ON PAGES 31-32 AS REGARDS ASSETS MANAGED BY THE TRADING MANAGERS:

  As of July 31, 1996, Blenheim and Shilling & Co. were managing approximately $73.6 million and $20.2 million, respectively, of client assets pursuant to the trading strategies described in the Prospectus ("notional funds" excluded), while Willowbridge was managing approximately $212.0 million of assets pursuant to its XLIM trading program and approximately $246.8 million of client assets pursuant to its other programs ("notional funds" excluded).

  As of July 31, 1996, Campbell was managing approximately $355.3 million of client assets pursuant to its Financial, Metal & Energy Large Portfolio and approximately $427.6 million pursuant to all of its programs; Chesapeake was managing approximately $712.5 million of customer funds pursuant to its Diversified Program, approximately $27.2 million of client assets pursuant to its Financial and Metals Program, and approximately $758.6 million of client assets pursuant to all of its programs ("notional funds" excluded in all cases); and JWH was managing approximately $146.0 million of client assets pursuant to its Original Investment Program, approximately $922.7 million of client assets pursuant to its Financial and Metals Portfolio, and approximately $1.5 billion pursuant to all of its portfolios.

  As of July 31, 1996, RXR was managing approximately $192.5 million of client assets pursuant to its Balanced Portfolio, and approximately $206.3 million pursuant to all of its programs ("notional funds" excluded).

                              THE SPECTRUM SERIES

  THE FOLLOWING UPDATES AND REPLACES THE SECOND PARAGRAPH UNDER "THE SPECTRUM SERIES--THE CONTINUING OFFERING" ON PAGE 35.

  At the 23 Monthly Closings held by the General Partner and DWR through September 1, 1996, Spectrum Strategic had sold an additional 3,847,758.206 Units and received proceeds of $36,833,470; Spectrum Technical had sold an additional 7,230,602.131 Units and received proceeds of $51,194,483; and Spectrum Balanced had sold an additional 1,557,207.64 Units and received proceeds of $15,941,591. In connection with such Monthly Closings, the General Partner contributed an additional $347,000 to Spectrum Strategic, $553,000 to Spectrum Technical, and $90,000 to Spectrum Balanced. See "Capitalization." At the close of business on September 1, 1996, Spectrum Strategic had approximately 6,746 Limited Partners of record, Spectrum Technical had approximately 11,183 Limited Partners of record and Spectrum Balanced had approximately 3,100 Limited Partners of record. At the close of business on September 1, 1996, Spectrum Strategic had 7,183,383.651 unsold Units, Spectrum Technical had 11,410,442.747 unsold Units, and Spectrum Balanced had 5,585,566.425 unsold Units. The General Partner, in its discretion, may register and sell additional Units from time to time.

  THE FOLLOWING UPDATES AND REPLACES THE PERFORMANCE INFORMATION CONTAINED ON PAGES 36-38. THE FOOTNOTES ON PAGE 38 ARE AN INTEGRAL PART OF THE FOLLOWING TABLES.

PERFORMANCE RECORDS

  The Partnerships began trading on November 2, 1994. The performance summary of each such Partnership from the commencement of trading through August 31, 1996 is set forth in Tables I, II and III below. All performance information has been calculated on an accrual basis in accordance with generally accepted accounting principles.

                                ---------------

INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN EACH CAPSULE PERFORMANCE SUMMARY IS NOT INDICATIVE OF, AND HAS NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY SPECTRUM STRATEGIC, SPECTRUM TECHNICAL AND SPECTRUM BALANCED, RESPECTIVELY, IN THE FUTURE, SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS. THERE CAN BE NO ASSURANCE THAT ANY PARTNERSHIP WILL MAKE ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM FUTURES INTEREST TRADING.

                                                                         TABLE I

                       PERFORMANCE OF SPECTRUM STRATEGIC

     Type of Pool: Publicly-Offered Fund
     Inception of Trading: November 2, 1994
     Aggregate Subscriptions: $46,553,511
     Current Capitalization: $41,499,528
     Current Net Asset Value per Unit: $9.79
     Worst Monthly % Drawdown (Month/Year): (10.29)%
     (February 1996)
     Worst Month-End Peak-to-Valley Drawdown: (15.60)% (6 months, February 1996-July 1996)

                                               MONTHLY PERFORMANCE
                                        --------------------------------------------
            MONTH                         1996             1995              1994
            -----                         ----             ----              ----
                                            %                %                %
            January                         3.71           (3.50)
            February                      (10.29)           1.45
            March                          (0.97)           7.86
            April                           6.08            0.00
            May                            (3.05)          (0.66)
            June                           (2.86)          (6.38)
            July                           (4.91)          (0.81)
            August                          1.14            4.00
            September                                      (0.39)
            October                                         0.30
            November                                        2.76             0.10
            December                                        6.24             0.00
            Compound Annual/Period        (11.48)          10.49             0.10
             Rate of Return             (8 months)                        (2 months)


                                                                        TABLE II

                       PERFORMANCE OF SPECTRUM TECHNICAL

     Type of Pool: Publicly-Offered Fund
     Inception of Trading: November 2, 1994
     Aggregate Subscriptions: $89,279,007
     Current Capitalization: $86,217,712
     Current Net Asset Value per Unit: $11.27
     Worst Monthly % Drawdown (Month/Year): (6.39)%
                (February 1996)
     Worst Month-End Peak-to-Valley Drawdown: (7.41)% (5 months, June 1995-
                October 1995)

                                               MONTHLY PERFORMANCE
                                        --------------------------------------------
            MONTH                         1996             1995              1994
            -----                         ----             ----              ----
                                            %                %                %
            January                        4.78            (1.84)
            February                      (6.39)            5.10
            March                          1.24            10.21
            April                          4.82             3.60
            May                           (3.84)            0.69
            June                           3.21            (1.12)
            July                          (4.80)           (2.44)
            August                        (0.35)           (0.63)
            September                                      (3.33)
            October                                        (0.09)
            November                                        0.93            (0.90)
            December                                        6.09            (1.31)
            Compound Annual/Period        (2.00)           17.59            (2.20)
             Rate of Return             (8 months)                        (2 months)

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                       TABLE III

                        PERFORMANCE OF SPECTRUM BALANCED

           Type of Pool: Publicly-Offered Fund
           Inception of Trading: November 2, 1984
           Aggregate Subscriptions: $19,863,977
           Current Capitalization: $18,635,097
           Current Net Asset Value per Unit: $10.88
           Worst Monthly % Drawdown (Month/Year): (7.92)% (February
                       1996)
           Worst Month-End Peak-to-Valley Drawdown: (10.64)% (4 months,
                       February 1996-May 1996)

                                               MONTHLY PERFORMANCE
                                        --------------------------------------------
            MONTH                         1996             1995             1994
            -----                         ----             ----             ----
                                            %                %                %
            January                       0.41              1.32
            February                      (7.92)            4.62
            March                         (1.08)            2.88
            April                          1.27             2.15
            May                           (3.13)            4.38
            June                           0.46             0.79
            July                           0.83            (1.39)
            August                        (0.82)           (1.41)
            September                                       1.61
            October                                         0.26
            November                                        2.72           (0.50)
            December                                        2.99           (1.21)
            Compound Annual/Period        (9.86)           22.79           (1.70)
             Rate of Return             (8 months)                        (2 months)



       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                            SELECTED FINANCIAL DATA

  The following are the results of operations of Spectrum Strategic, Spectrum Technical and Spectrum Balanced for the six months ended June 30, 1996 and 1995. Results of operations for the year ended December 31, 1995 and for the period from November 2, 1994 (commencement of operations) to December 31, 1994 appear under "Selected Financial Data" on pages 39-40. For the complete financial statements of all the Partnerships, see pages S-44 - S-60. For performance information with respect to each Partnership, see "The Spectrum Series--Performance Records" on pages S-3 - S-5.

                                                  DEAN WITTER SPECTRUM
                         ---------------------------------------------------------------------------
                             STRATEGIC L.P.            TECHNICAL L.P.            BALANCED L.P
                         ------------------------  ------------------------ ------------------------
                           FOR THE SIX MONTHS        FOR THE SIX MONTHS       FOR THE SIX MONTHS
                             ENDED JUNE 30,            ENDED JUNE 30,           ENDED JUNE 30,
                         ------------------------  ------------------------ ------------------------
                            1996         1995         1996         1995        1996         1995
                         -----------  -----------  -----------  ----------- -----------  -----------
                              $            $            $            $           $            $
                         (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)  (UNAUDITED)
REVENUES
Trading Profit (Loss):
 Realized                    (65,275)     766,814    6,081,909    4,706,695  (1,190,031)     893,810
 Net change in
  unrealized                (902,079)    (407,543)    (586,355)     154,964    (226,960)     161,952
                         -----------  -----------  -----------  ----------- -----------  -----------
 Total Trading Results      (967,354)     359,271    5,495,554    4,861,659  (1,416,990)   1,055,762
Interest income (DWR)        720,784      343,248    1,374,738      470,963     401,024      152,706
                         -----------  -----------  -----------  ----------- -----------  -----------
 Total Revenues             (246,570)     702,519    6,870,292    5,332,622  (1,015,967)   1,208,468
                         -----------  -----------  -----------  ----------- -----------  -----------
EXPENSES
Brokerage commissions
 (DWR)                     1,584,267      716,675    3,055,877    1,015,387     494,446      170,162
Management fees              724,237      327,623    1,396,972      464,177     103,010       35,450
Incentive fees               396,899      238,386       12,659      600,504         --       111,283
                         -----------  -----------  -----------  ----------- -----------  -----------
 Total Expenses            2,705,403    1,282,684    4,465,508    2,080,068     597,456      316,895
                         -----------  -----------  -----------  ----------- -----------  -----------
NET INCOME (LOSS)         (2,951,973)    (580,165)   2,404,784    3,252,554  (1,613,423)     891,573
                         ===========  ===========  ===========  =========== ===========  ===========
Net Income (Loss)
 Allocation:
Limited Partners          (2,922,871)    (560,292)   2,379,896    3,226,771  (1,596,720)     874,955
General Partner              (29,102)     (19,873)      24,888       25,783     (16,703)      16,618
Net Income (Loss) per Unit:
Limited Partners                (.88)        (.18)         .38         1.69       (1.19)        1.69
General Partner                 (.88)        (.18)         .38         1.69       (1.19)        1.69
TOTAL ASSETS AT END OF
 PERIOD                   42,174,523   21,583,094   87,471,276   39,334,436  18,853,652    9,194,871
TOTAL NET ASSETS AT END
 OF PERIOD                41,356,862   21,261,455   85,989,148   38,862,078  18,397,602    9,123,235
NET ASSET VALUE PER
 UNIT AT END OF PERIOD
Limited Partners               10.18         9.83        11.88        11.47       10.88        11.52
General Partner                10.18         9.83        11.88        11.47       10.88        11.52

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION UNDER THE SUBCAPTION "RESULTS OF OPERATIONS" ON PAGES 41-44.

  Results of Operations. During the first six months of 1996, Spectrum Strategic posted a loss in Net Asset Value per Unit. Significant losses were recorded during February as a result of sharp and sudden price movement in many of the markets traded by Spectrum Strategic. As a result, losses were recorded in financial futures from trading global interest rate futures. In the currency markets, losses were recorded as the downward move in the value of the Japanese yen and most European currencies, which had resulted in significant gains during January, abruptly reversed. Additional losses were recorded during February in the energy markets due primarily from trading crude oil futures. Smaller losses were recorded in the soft commodities markets during the first quarter due to short-term choppy price movement. In March, gains were recorded from transactions involving the Australian dollar and Japanese yen. Additionally, gains were recorded in the agricultural markets from long corn futures positions as prices moved higher during the first quarter. Smaller gains were recorded from trading hog, soybean and wheat futures. While gains were experienced in the metals markets from trading silver futures during January, significant losses were recorded in the metals markets as both precious and base metals prices moved in a short-term volatile pattern throughout the second quarter. Additional losses were recorded in global financial futures trading as prices in these markets moved without consistent direction between April and June. Trading losses were also recorded in the energy markets as a result of losses in crude oil futures during May and June, as well as in natural and unleaded gas futures during April. A majority of these losses was offset by gains experienced during April from long corn and wheat futures positions as prices in these markets increased. Additional gains were recorded during April as the value of the German mark and Swiss franc moved lower relative to the U.S. dollar and other world currencies. Small currency gains were recorded in June from short positions in the Japanese yen. Losses in May from transactions involving the German mark offset a portion of overall currency gains for the second quarter. In soft commodities, trading gains in cocoa futures during April and May, and in sugar futures during May and June, more than offset losses experienced in cotton trading during May.

  During the first six months of 1996, Spectrum Technical posted a gain in Net Asset Value per Unit. Significant losses were recorded in the currency markets during February. These losses were recorded as a result of a sharp and sudden reversal in the downward move in the value of the Japanese yen and most European currencies, which proved profitable for Spectrum Technical in January. Trading gains recorded during March from transactions involving the Australian dollar and Japanese yen offset a portion of the overall losses experienced within this market sector during February. Additional losses were recorded in the financial futures markets as global interest rate futures prices reversed during February resulting in a give back of January's gains within this sector. In the energy markets, short-term volatile movement in gas and oil prices resulted in losses for Spectrum Technical during January and February. However, a portion of these losses was offset by gains in crude oil futures during March. Smaller losses were recorded in the agricultural, soft commodities and metals markets during the first quarter. Significant losses were recorded in the currency markets during April from short German mark and Swiss franc positions as the value of these currencies moved lower relative to the U.S. dollar and other world currencies. Additional currency gains were recorded from short Japanese yen positions as the value of the yen moved lower relative to the U.S. dollar during mid-May through June. Gains were also recorded in the energy markets during April and June from long crude oil and natural gas futures positions and in the metals markets during June from short copper futures positions as prices moved lower on news of significant losses by Sumitomo Corporation. Smaller gains were recorded from agricultural futures trading, particularly from long corn futures positions as prices moved higher in April and early May. A portion of overall gains for the second quarter was offset by losses in global interest rate and global stock index futures as prices moved in a short-term volatile pattern. Smaller losses were recorded in soft commodities as losses in coffee futures more than offset gains experienced in sugar futures.

  During the first six months of 1996, Spectrum Balanced posted a loss in Net Asset Value per Unit. Significant losses were recorded in the bond portion of the balanced portfolio from long positions in U.S. Treasury bond futures as prices moved dramatically lower during February and into March. Additional losses were recorded in the managed futures portion of the balanced portfolio in February as global interest rate futures also reversed their upward trend. Trading losses were also experienced in the managed futures portion of the portfolio in the currency markets during February as a sudden upward move occurred in the value of most European currencies relative to the U.S. dollar. A portion of these losses was offset by gains from short positions in the Japanese yen during January and March. Smaller losses were recorded in the managed futures portion of the portfolio from trading soft commodities, base metals and energy futures during the first quarter. Gains were recorded in the stock portion of the balanced portfolio as S&P 500 index futures prices moved higher during the first quarter. Significant losses were recorded in the managed futures portion of the balanced portfolio as a result of trendless movement in global interest rate futures prices during May and June. Additional losses were recorded in the bond portion of the balanced portfolio as U.S. Treasury bond futures prices moved lower during April and May. Losses were also recorded in the managed futures portion of the portfolio from trading in the currency markets as the value of the Japanese yen traded in a narrow range during May. Smaller losses were recorded as sugar, coffee and base metals futures prices moved without consistent direction during the second quarter. Trading gains recorded in the agricultural markets from long corn futures positions, as prices increased in April and early May, offset a portion of overall losses within the managed futures portion of the portfolio. Gains recorded during April from short German mark and Swiss franc positions, as the value of these currencies decreased relative to other world currencies, also helped to mitigate losses during the second quarter.

  To enhance the foregoing comparison of results of operations from year to year, prospective investors can examine, line by line, the Statement of Financial Condition and Statement of Operations on pages S-45 - S-50 for each of the Partnerships for the first half of 1996 versus the first half of 1995. Total trading results were unprofitable in the first half of 1996 versus profitable in the first half of 1995 for Spectrum Balanced. For Spectrum Strategic, total trading results were unprofitable for each of the first half of 1996 and the first half of 1995 (although profitable for the year ended December 31, 1995). For Spectrum Technical, total trading results were profitable for each of the first half of 1996 and the first half of 1995. While total trading results were greater on a gross basis for the first half of 1996, this was due primarily to the increased size of the Spectrum Technical versus the first half of 1995.

  Interest income to Spectrum Strategic and Spectrum Technical is derived from 80% of its assets earning interest at the prevailing rate paid on U.S. Treasury Bills. Spectrum Balanced earns interest at the same rate on 100% of its assets. The size of the assets and the fluctuation of interest rates affect the resulting interest income annual totals. Interest income for each of the Partnerships was greater in the first half of 1996 than the first half of 1995 due to the increasing size of each Partnership's asset base due to subscriptions far outweighing redemptions.

  With respect to expenses of the Partnerships, effective September 1, 1996, brokerage commissions to the Partnerships were reduced to an annual rate of 8.25% of assets for Spectrum Strategic and Spectrum Technical and to an annual rate of 5.50% for Spectrum Balanced. Management fees payable by the Partnerships are charged at an annual rate of 4% for Spectrum Strategic and Spectrum Technical, and 1.25% for Spectrum Balanced. Each of these fees for all of the Partnerships were greater in the first half of 1996 than the first half of 1995 because of the increasing asset size of each of the Partnerships. Incentive fees are charged on a monthly basis at 15% of each trading manager's net profits from each of the Partnerships. Incentive fees were greater in the first half of 1995 than the first half of 1996 for Spectrum Balanced and Spectrum Technical as a result of decreased monthly profitability of these Partnerships' trading managers during 1996. For Spectrum Strategic, incentive fees increased in the first half of 1996 due to increased monthly profitable performance by two of the Partnership's three trading managers.

  THE FOLLOWING UPDATES AND REPLACES THE INFORMATION UNDER THE SUBCAPTION "FINANCIAL INSTRUMENTS" ON PAGES 44-46.

  Financial Instruments. Each Partnership is a party to financial instruments with elements of off-balance sheet market and credit risk. The Partnerships trade futures, options, and forward contracts in interest rates, stock indices, commodities, currencies, petroleum and precious metals. In entering into these contracts there exists a risk to a Partnership (market risk) that such contracts may be significantly influenced by market conditions, such as interest rate volatility, resulting in such contracts being less valuable. If the markets should move against all of the futures interests positions held by the Partnership at the same time, and if the trading managers were unable to offset futures interests positions of the Partnership, the Partnership could lose all of its assets and the Limited Partners would realize a 100% loss. In addition to the trading managers' internal controls, each trading manager must be in compliance with the Trading Policies of the respective Partnerships. Such Trading Policies include standards for liquidity and leverage with which the Partnerships must comply. The trading managers and the General Partner monitor the Partnerships' trading activities to ensure compliance with the Trading Policies. See "Investment Program, Use of Proceeds and Trading Policies-- Trading Policies." The General Partner may (under the terms of each Management Agreement) require a trading manager to modify positions of the Partnership if the General Partner believes they violate the Partnership's Trading Policies.

  In addition to market risk, in entering into futures, options and forward contracts there is a credit risk to a Partnership that the counterparty on a contract will not be able to meet its obligations to the Partnership. The ultimate counterparty of a Partnership for futures contracts traded in the United States and most foreign exchanges on which the Partnership trades is the clearinghouse associated with such exchange. In general, a clearinghouse is backed by the membership of the exchange and will act in the event of non-performance by one of its members or one of its members' customers, and, as such, should significantly reduce this credit risk. For example, a clearinghouse may cover a default by (i) drawing upon a defaulting member's mandatory contributions and/or non-defaulting members' contributions to a clearinghouse guarantee fund, established lines or letters of credit with banks, and/or the clearinghouse's surplus capital and other available assets of the exchange and clearinghouse, or (ii) assessing its members. In cases where a Partnership trades on a foreign exchange where the clearinghouse is not funded or guaranteed by the membership or where the exchange is a "principals' market" in which performance is the responsibility of the exchange member and not the exchange or a clearinghouse, or when a Partnership enters into off-exchange contracts with a counterparty, the sole recourse of the Partnership will be the clearinghouse, the exchange member or the off-exchange contract counterparty, as the case may be. For a list of the foreign exchanges on which the Partnerships currently trade, see "Investment Program, Use of Proceeds and Trading Policies" on page S-2. For an additional discussion of the credit risks relating to trading on foreign exchanges, see "Risk Factors--Risks Relating to Futures Interests Trading and the Futures Interest Markets--Special Risks Associated with Trading on Foreign Exchanges" on page 14.

  DWR, in its business as an international commodity broker and as a member of various futures exchanges, monitors the creditworthiness of the exchanges and clearing members of the foreign exchanges with which it does business for clients, including the Partnerships. DWR employees also from time to time serve on supervisory or management committees of such exchanges. If DWR believed that there were a problem with the creditworthiness of an exchange on which a Partnership deals, it would so advise the General Partner. With respect to exchanges of which DWR is not a member, DWR acts only through clearing brokers it has determined to be creditworthy. If DWR believed that a clearing broker with which it deals on behalf of clients were not creditworthy, it would terminate its relationship with such broker.

  While DWR monitors the creditworthiness and risks involved in dealing on the various exchanges (and their clearinghouses) and with other exchange members, there can be no assurance that an exchange (or its clearinghouse) or other exchange member will be able to meet its obligations to a Partnership. DWR has not undertaken to indemnify the Partnerships against any loss. Further, the law is unclear, particularly with respect to trading in various non-U.S. jurisdictions, as to whether DWR has any obligation to protect the Partnerships from any liability in the event that an exchange or its clearinghouse or another exchange member defaults on its obligations on trades effected for a Partnership.

  Although DWR monitors the creditworthiness of the foreign exchanges and clearing brokers with which it does business for clients, DWR does not have the capability to precisely quantify a Partnership's exposure to risks inherent in its trading activities on foreign exchanges, and, as a result, the risk is not monitored by DWR on an individual client basis (including the Partnerships). In this regard, DWR must clear its customer trades through one or more other clearing brokers on each exchange where DWR is not a clearing member. Such other clearing brokers calculate the net margin requirements of DWR in respect of the aggregate of all of DWR's customer positions carried in DWR's omnibus account with that clearing broker. Similarly, DWR calculates a net margin requirement for the exchange-traded futures positions of each of its customers, including the Partnerships. Neither DWR nor DWR's respective clearing brokers on each foreign futures exchange calculates the margin requirements of an individual customer, such as a Partnership, in respect of the customer's aggregate contract positions on any particular exchange.

  With respect to forward contract trading, the Partnerships trade with only those counterparties which the General Partner, together with DWR, have determined to be creditworthy. As set forth in the Partnerships' Trading Policies, in determining creditworthiness, the General Partner and DWR consult with the Corporate Credit Department of DWR. Currently, the Partnerships deal only with DWR as their counterparty on forward contracts.

  At June 30, 1996, open futures and forward contracts were:

                                               CONTRACT OR NOTIONAL AMOUNT
                                            ----------------------------------
                                             SPECTRUM   SPECTRUM    SPECTRUM
                                             BALANCED   STRATEGIC   TECHNICAL
                                            ---------- ----------- -----------
                                                $           $           $
     EXCHANGE TRADED CONTRACTS:
     Financial Futures
      Commitments to Purchase.............. 17,868,000  12,105,000  48,751,000
      Commitments to Sell.................. 10,786,000  51,681,000 211,955,000
      Options Written......................  4,738,000   1,692,000         --
     Commodity Futures
      Commitments to Purchase..............  2,192,000 103,453,000  53,209,000
      Commitments to Sell..................  1,735,000  15,129,000  37,859,000
      Options Written......................        --    3,342,000         --
     Foreign Futures
      Commitments to Purchase.............. 15,290,000  12,262,000 124,947,000
      Commitments to Sell.................. 18,650,000   4,063,000  79,555,000
     OFF EXCHANGE TRADED FORWARD CURRENCY
      CONTRACTS
      Commitments to Purchase.............. 11,032,000   7,111,000  22,639,000
      Commitments to Sell.................. 17,116,000   7,111,000  21,598,000

A portion of the amounts indicated as off-balance sheet risk in forward foreign currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

  The unrealized gains and losses on open contracts is reported as a component of "Equity in Commodity Futures Trading Accounts" on the Statements of Financial Condition and totaled, at June 30, 1996, $165,468 for Spectrum Balanced, $917,324 for Spectrum Strategic, and $3,500,193 for Spectrum Technical.

  For Spectrum Balanced, of the $165,468 net unrealized gain on open contracts at June 30, 1996, $215,815 related to exchange-traded futures contracts and $(50,347) related to off-exchange-traded forward currency contracts.

  For Spectrum Strategic, of the $917,324 net unrealized gain on open contracts at June 30, 1996, $917,324 related entirely to exchange-traded futures contracts.

  For Spectrum Technical, of the $3,500,195 net unrealized gain on open contracts at June 30, 1996, $3,597,517 related to exchange-traded futures contracts and $(97,324) related to off-exchange-traded forward currency contracts.

  The contract amounts in the above table represent the Partnerships' extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnerships' Statements of Financial Condition.

  Exchange-traded futures contracts held by the Partnerships at June 30, 1996 mature through December 1996 for Spectrum Balanced, March 1997 for Spectrum Strategic, and June 1997 for Spectrum Technical. Off-exchange-traded forward currency contracts held by the Partnerships at June 30, 1996 mature through July 1996 for Spectrum Balanced, July 1996 for Spectrum Strategic, and September 1996 for Spectrum Technical.

  The Partnerships also have credit risk because DWR acts as the futures commission merchant or the sole counterparty with respect to most of the Partnerships' assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnerships' exchange-traded futures and option contracts, is required, pursuant to regulations of the CFTC, to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts, including an amount equal to the net unrealized gain on all open futures contracts, which funds totalled, at June 30, 1996, $39,789,617 in the case of Spectrum Strategic, $82,135,286 in the case of Spectrum Technical, and $18,369,610 in the case of Spectrum Balanced. With respect to the Partnerships' off-exchange-traded foreign currency forward contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded contracts, the Partnerships are at risk to the ability of DWR, the counterparty on all such contracts, to perform.

  For the six months ended June 30, 1996, the average fair value of financial instruments held for trading purposes was as follows:

                            SPECTRUM BALANCED      SPECTRUM STRATEGIC      SPECTRUM TECHNICAL
                          ---------------------- ----------------------- -----------------------
                            ASSETS   LIABILITIES   ASSETS    LIABILITIES   ASSETS    LIABILITIES
                          ---------- ----------- ----------- ----------- ----------- -----------
                              $           $           $           $           $           $
EXCHANGE-TRADED CON-
 TRACTS:
Financial Futures.......  17,836,000 11,585,000   48,025,000 39,880,000   67,263,000 142,296,000
Commodity Futures.......   4,028,000  1,084,000  132,768,000 10,239,000   56,827,000  18,077,000
Foreign Futures.........  17,087,000  6,620,000   56,332,000 18,641,000  103,809,000  57,216,000
OFF-EXCHANGE-TRADED FOR-
 WARD
 CURRENCY CONTRACTS.....  12,945,000 14,618,000    2,756,000  2,749,000   28,520,000  47,313,000

  Inflation has not been, and is not expected to be, a major factor in the Partnerships' operations.

                              THE GENERAL PARTNER

  THE FOLLOWING UPDATES THE INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE DEAN WITTER SPECTRUM SERIES--THE GENERAL PARTNER" ON PAGE 3 AND UNDER "THE GENERAL PARTNER" ON PAGE 48.

  As of August 31, 1996, the General Partner had an aggregate of approximately $950 million in net assets under management. As of June 30, 1996, there were approximately 89,000 investors in the commodity pools managed by Demeter and, according to Managed Account Reports, as of December 31, 1995, Demeter was the biggest manager of public commodity pools in terms of assets under management, with Demeter's pools representing a significant portion of all public commodity pools.

  THE FOLLOWING UPDATES AND REPLACES THE INFORMATION AND TABLES UNDER "THE GENERAL PARTNER--DESCRIPTION AND PERFORMANCE INFORMATION OF COMMODITY POOLS OPERATED BY THE GENERAL PARTNER" ON PAGES 50-57, SOLELY WITH REGARD TO THOSE POOLS STILL IN OPERATION AS OF AUGUST 31, 1996. A PERFORMANCE CAPSULE FOR DEAN WITTER PRINCIPAL GUARANTEED FUND II L.P. ("PRINCIPAL GUARANTEED II"), WHICH IS NO LONGER IN OPERATION, IS INCLUDED TO REFLECT FINAL RESULTS NOT INCLUDED IN THE PROSPECTUS. SEE THE TABLES ON PAGES 52, 53, AND 55 AS TO DEAN WITTER REYNOLDS COMMODITY PARTNERS, DEAN WITTER CORNERSTONE FUND I, AND DEAN WITTER PRINCIPAL GUARANTEED FUND III L.P., RESPECTIVELY, WHICH ARE NO LONGER IN OPERATION. THE TERM "DRAWDOWN" AS USED IN THESE TABLES MEANS LOSSES EXPERIENCED BY THE POOL OVER THE SPECIFIED PERIOD.

  DESCRIPTION AND PERFORMANCE INFORMATION OF COMMODITY POOLS OPERATED BY THE GENERAL PARTNER. The following tables set forth summary information for the 14 publicly-offered commodity pools still operated as of August 31, 1996 by Demeter Management Corporation ("Demeter"), eight of which are single-advisor pools and six of which are multi-advisor pools, for which Demeter serves as general partner, as well as for Principal Guaranteed II, which was a multi-advisor pool. In the single-advisor pool context, Demeter performs general monitoring of the trading advisor and administrative services. Generally, in the multi-advisor pool context, in addition to providing general monitoring and administrative services, Demeter provides asset allocation strategies in the selection and replacement of trading advisors as well as in the allocation of assets to such advisors.

  Except as regards Principal Guaranteed II, all summary performance information is current as of August 31, 1996. In reviewing the following summary performance information, prospective investors should understand that
(i) such performance is calculated on the accrual basis in accordance with generally accepted accounting principles and is "net" of all fees and charges and (ii) a more complete presentation of the performance of the futures funds operated or managed by the General Partner and/or its affiliates is available without charge upon request to the General Partner.

  As the General Partner will provide no trading advisor or asset allocation services to the Partnerships, the past performance of other pools to which it provides trading advisor or asset allocation services is not necessarily indicative of how the Partnerships will perform. Furthermore, the fee structure and interest income arrangements, as well as other structural aspects, of the various commodity pools vary from the material terms of the Partnerships.

  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS AND MATERIAL DIFFERENCES EXIST BETWEEN THE COMMODITY POOLS SET FORTH BELOW AND THE PARTNERSHIPS. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIPS WILL PERFORM IN A MANNER COMPARABLE TO ANY OF THE COMMODITY POOLS DESCRIBED BELOW OR THAT THE PARTNERSHIPS WOULD HAVE DONE SO IN THE PAST. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME, AND IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY TRADING.

  THE FOOTNOTES ON PAGE 57 ARE AN INTEGRAL PART OF THE FOLLOWING PERFORMANCE TABLES.

                                ---------------

  Prospective investors should note that the performance records of the commodity pools operated by the General Partner are set forth in summary form herein. A more detailed presentation of such performation will be provided to any prospective investor upon request and without charge.

                                ---------------


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

 SUMMARY INFORMATION (BEGINNING JANUARY 1, 1991 EXCEPT AS INDICATED) REGARDING
                          COMMODITY POOLS OPERATED BY
                              THE GENERAL PARTNER

       A. PUBLICLY-OFFERED FUNDS WITHOUT "PRINCIPAL PROTECTION" FEATURES

  DEAN WITTER DIVERSIFIED FUTURES FUND L.P. ("Diversified I"). Diversified I initially was privately-offered but was publicly-offered in August 1995, and seeks long-term capital appreciation and portfolio diversification. Diversified I is managed by a single advisor who uses technically based trading systems to trade four distinct trading portfolios. Since the funds of Diversified I have not been managed by any of the trading managers for the Partnerships, and since its fee structure is different from the fees structures of the Partnerships', the performance of Diversified I is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                              1996 Year-to-date return (8
Inception of trading:          April 1988     months):                 (11.79)%
Aggregate gross                               1995 Annual Return:       (4.56)%
subscriptions:               $206,815,107     1994 Annual Return:        7.68 %
Current capitalization:      $156,868,985     1993 Annual Return:        6.65 %
Current net asset value per unit: $826.04     1992 Annual Return:       16.70 %
Worst monthly return (May 1990):   (12.85)%   1991 Annual Return:       23.85 %
Worst month-end peak-to-valley drawdown
 (14 months, May 1995 to June
 1996):                            (24.86)%

  DEAN WITTER DIVERSIFIED FUTURES FUND II L.P. ("Diversified II"). Diversified II was publicly-offered and seeks long-term capital appreciation and portfolio diversification. Diversified II is managed by a single advisor who uses technically based trading systems to trade four distinct trading portfolios. Since the funds of Diversified II have not been managed by any of the trading managers of the Partnerships, and since its fee structure is different from the Partnerships', the performance of Diversified II is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
Inception of trading:        January 1989     1996 Year-to-date return (8
Aggregate gross                               months):                 (14.20)%
subscriptions:                $13,210,576     1995 Annual Return:       (2.90)%
Current capitalization:       $11,656,707     1994 Annual Return:        5.41 %
Current net asset value per                   1993 Annual Return:        7.35 %
unit:                           $2,174.81     1992 Annual Return:       17.99 %
Worst monthly return (August                  1991 Annual Return:       21.67 %
1989):                             (13.41)%
Worst month-end peak-to-valley drawdown
 (14 months, May 1995 to June
 1996):                            (25.62)%

  DEAN WITTER DIVERSIFIED FUTURES FUND III L.P. ("Diversified III"). Diversified III was publicly-offered and seeks long-term capital appreciation and portfolio diversification. Diversified III is managed by a single advisor who uses technically based trading systems to trade four distinct trading portfolios. Since the funds of Diversified III have not been managed by any of the trading managers for the Partnerships, and since its fee structure is different from the Partnerships', the performance of Diversified III is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
Inception of trading:       November 1990     1996 Year-to-date return (8
Aggregate gross                               months):                 (13.45)%
subscriptions:               $126,815,755     1995 Annual Return:       (4.02)%
Current capitalization:       $77,568,622     1994 Annual Return:        5.89 %
Current net asset value per                   1993 Annual Return:        7.58 %
unit:                           $1,369.08     1992 Annual Return:       15.79 %
Worst monthly return (January                 1991 Annual Return:       27.06 %
1992):                             (13.62)%
Worst month-end peak-to-valley drawdown
 (14 months, May 1995 to June
 1996):                            (27.00)%


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

  DEAN WITTER MULTI-MARKET PORTFOLIO, L.P. ("Multi-Market") was publicly-offered and seeks long-term capital appreciation and portfolio diversification. Multi-Market is currently managed by a single advisor who uses technically based trading systems to trade four distinct trading portfolios. The funds of Multi-Market were at one time managed by multiple advisors in a limited risk pool format. A portion of the funds of Multi-Market at that time were managed by a trading manager of Spectrum Strategic (Blenheim) pursuant to a trading program which will be used by Spectrum Strategic. However, since the funds of Multi-Market have not been managed by any of the trading managers for the Partnerships (other than Blenheim), and since its fee structure is different from the Partnerships', the performance of Multi-Market is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
Inception of trading:      September 1988     1996 Year-to-date return (8
Aggregate gross                               months):                 (15.36)%
subscriptions:               $252,526,000     1995 Annual Return:       (6.37)%
Current capitalization:       $11,492,123     1994 Annual Return:        2.66 %
Current net asset value per unit: $914.80     1993 Annual Return:        8.65 %
Worst monthly return (February                1992 Annual Return:       (7.75)%
1996):                             (13.26)%   1991 Annual Return:        1.82 %
Worst month-end peak-to-valley drawdown
 (14 months, May 1995 to June
 1996):                            (29.84)%

  DWFCM INTERNATIONAL ACCESS FUND L.P. ("IAF"). IAF was publicly-offered and seeks long term capital appreciation and portfolio diversification. IAF is managed by a single advisor using three distinct technically based trading systems. Since the funds of IAF have not been managed by any of the trading managers for the Partnerships, and since its fee structure is different than the fee structure of the Partnerships', the performance of IAF is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                              1996 Year-to-date return (8
                                              months):                  (7.60)%
Inception of trading:          March 1994     1995 Annual Return:       21.88 %
Aggregate gross                               1994 Period Return (10
subscriptions:                $68,115,440     months):                  (7.32)%
Current capitalization:       $42,326,215
Current net asset value:        $1,043.67
Worst monthly return (January
1995):                             (12.87)%
Worst month-end peak-to-valley drawdown (7
 months, August 1994 to January
 1995):                            (22.84)%

  COLUMBIA FUTURES FUND ("Columbia"). Demeter became general partner and commodity pool operator of Columbia in February 1985. Columbia was publicly-offered, and initially used multiple advisors and currently uses a single advisor and seeks long term capital appreciation and portfolio diversification through participation in a diverse portfolio of over 40 global tangible and financial markets with multiple trading programs. A portion of the funds of Columbia are managed by a trading manager of Spectrum Technical (JWH) pursuant to a trading program (the Original Investment Program) which will be used by Spectrum Technical. However, since the funds of Columbia have not been managed by the trading managers of the Partnerships (other than JWH), and since its fee structure is different from the Partnerships', the performance of Columbia is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                              1996 Year-to-date return (8
Inception of trading:           July 1983     months):                  (4.59)%
Aggregate gross                               1995 Annual Return:       28.21 %
subscriptions:                $29,276,299     1994 Annual Return:       (5.75)%
Current capitalization:        $6,863,318     1993 Annual Return:       14.36 %
Current net asset value per                   1992 Annual Return:        2.02 %
unit:                           $1,849.81     1991 Annual Return:       11.70 %
Worst monthly return (April 1986): (17.54)%
Worst month-end peak-to-valley drawdown
 (27 months, July 1983 to September
 1985):                            (42.58)%

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

  DEAN WITTER CORNERSTONE FUND II ("Cornerstone II"). Cornerstone II is publicly-offered and seeks long-term capital appreciation and portfolio diversification through participation in a broad range of futures and interbank markets, by using multiple technical trading advisors and a moderate degree of leverage. A portion of the funds of Cornerstone II have been managed by a trading manager of Spectrum Technical (JWH) pursuant to a trading program (the Original Investment Program) which will be used by Spectrum Technical. However, since the funds of Cornerstone II have not been managed by the trading managers of the Partnerships (other than JWH), and since its fee structure is different from the Partnerships', the performance of Cornerstone II is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN*
                                                -----------------------------
                                              1996 Year-to-date return (8
                                              months):                  (7.45)%
Inception of trading:        January 1985     1995 Annual Return:       26.50 %
Aggregate gross                               1994 Annual Return:       (8.93)%
subscriptions:                $65,253,651     1993 Annual Return:        7.81 %
Current capitalization:       $25,968,585     1992 Annual Return:       (1.34)%
Current net asset value per                   1991 Annual Return:       10.98 %
unit:                           $2,619.73
Worst monthly return (September
1989):                             (11.74)%
Worst month-end peak-to-valley drawdown
 (16 months, July 1988 to October 1989):
                                   (32.70)%

  DEAN WITTER CORNERSTONE FUND III ("Cornerstone III"). Cornerstone III is publicly-offered and seeks long-term capital appreciation and portfolio diversification. Cornerstone III is managed by multiple advisors using technically based trading systems and participates in a broad range of futures and interbank currency markets. Since the funds of Cornerstone III have not been managed by the trading managers of the Partnerships, and since its fee structure is different from the Partnerships', the performance of Cornerstone III is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN*
                                                -----------------------------
                                              1996 Year-to-date return (8
                                              months):                 (13.81)%
Inception of trading:        January 1985     1995 Annual Return:       27.50 %
Aggregate gross                               1994 Annual Return:      (10.04)%
subscriptions:               $137,103,376     1993 Annual Return:       (4.78)%
Current capitalization:       $36,116,722     1992 Annual Return:      (11.08)%
Current net asset value per                   1991 Annual Return:       11.97 %
unit:                           $2,162.12
Worst monthly return (February
1989):                             (18.28)%
Worst month-end peak-to-valley drawdown (9
 months, February 1989 to October
 1989):                            (32.35)%

  DEAN WITTER CORNERSTONE FUND IV ("Cornerstone IV"). Cornerstone IV is a publicly-offered specialty fund which trades a portfolio of outright currency positions (trading foreign currencies against the U.S. dollar) and crossrate currency positions (trading foreign currencies against another). Cornerstone IV uses multiple advisors who employ technically based trading systems. A portion of the funds of Cornerstone IV have been managed by a trading manager of Spectrum Technical (JWH) pursuant to a trading system which will not be used by Spectrum Technical. However, since the funds of Cornerstone IV have not been managed by the trading managers of the Partnerships (other than JWH), Cornerstone IV's trading is limited to currencies, and since its fee structure is different from the Partnerships', the performance of Cornerstone IV is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN*
                                                -----------------------------
Inception of trading:            May 1987     1996 Year-to-date return (8
Aggregate gross                               months):                  (2.44)%
subscriptions:               $167,515,692     1995 Annual Return:       22.96 %
Current capitalization:       $89,250,835     1994 Annual Return:      (14.27)%
Current net asset value per                   1993 Annual Return:       (9.12)%
unit:                           $2,767.51     1992 Annual Return:       10.37 %
Worst monthly return (September               1991 Annual Return:       33.52 %
1989):                             (21.04)%
Worst month-end peak-to-valley drawdown (3
 months, July 1989 to September
 1989):                            (45.21)%

* Subscriptions for interests in Cornerstone II, Cornerstone III and Cornerstone IV included an up-front 7.625% of NAV selling commission and Continuing Offering Expense charge until sales to new investors were terminated on September 30, 1994. Because sales occurred throughout the year and, therefore, the amount of the NAV-based charge varied among investors, it was not practicable to include the up-front charge in determining the Cornerstone funds' Annual Returns for the years 1991 through 1994.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

  DEAN WITTER SELECT FUTURES FUND L.P. ("Select"). Select was publicly-offered and seeks long-term capital appreciation potential and portfolio diversification through a broad array of futures and foreign currency markets. Select is managed by three trading advisors who use technically-based aggressive trend following trading systems. Since the funds of Select have not been managed by the trading managers of the Partnerships, and since its fee structure is different from the Partnerships', the performance of Select is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                              1996 Year-to-date return (8
Inception of trading:         August 1991     months):                 (12.86)%
Aggregate gross                               1995 Annual Return:       23.62 %
subscriptions:               $178,588,966     1994 Annual Return:       (5.12)%
Current capitalization:      $136,513,268     1993 Annual Return:       41.62 %
Current net asset value per                   1992 Annual Return:      (14.45)%
unit:                           $1,624.40     1991 Period Return (5
Worst monthly return (January                 months):                  31.19 %
1992):                             (13.72)%
Worst month-end peak-to-valley drawdown
 (15 months, June 1995 to August
 1996):                            (26.77)%

  DEAN WITTER GLOBAL PERSPECTIVE PORTFOLIO L.P. ("Global"). Global is publicly-offered and is a "multi-advisor" specialty fund designed to provide long-term capital appreciation potential and overall portfolio diversification in a diverse portfolio of foreign currencies, domestic and international interest rate and stock index futures, and metals. Global uses multiple trading advisors, two of whom use technically-based systems and a third who uses a combination of technical and discretionary methods in its trading strategy. Since the funds of Global have not been managed by the trading managers of the Partnerships, and since its fee structure is different from the Partnerships', the performance of Global is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                                 1996 Year-to-date return (8
Inception of trading:          March 1992     months):                  (7.55)%
Aggregate gross                               1995 Annual Return:       16.76 %
subscriptions:                $67,424,535     1994 Annual Return:      (31.62)%
Current capitalization:       $19,464,259     1993 Annual Return:       (4.67)%
Current net asset value per unit: $736.24     1992 Period Return (10
Worst monthly return (February                months):                   4.63 %
1996):                              (8.55)%
Worst month-end peak-to-valley drawdown(18
 months, August 1993 to January
 1995):                            (40.90)%

  DEAN WITTER WORLD CURRENCY FUND L.P. ("World Currency"). World Currency was publicly-offered and is a specialty fund which trades a portfolio of outright currency positions (trading foreign currencies against the U.S. dollar) and crossrate currency positions (trading foreign currencies against another). World Currency uses multiple advisors who employ technically based trading systems. Since the funds of World Currency have not been managed by the trading managers for the Partnerships, World Currency's trading is limited to currencies, and its fee structure is different from the Partnerships', the performance of World Currency is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                              1996 Year-to-date return (8
Inception of trading:          April 1993     months):                  (1.41)%
Aggregate gross                               1995 Annual Return:        2.02 %
subscriptions:               $114,945,830     1994 Annual Return:      (25.13)%
Current capitalization:       $25,777,018     1993 Period Return (9
Current net asset value per unit: $622.36     months):                 (17.35)%
Worst monthly return (May 1995):    (9.68)%
Worst month-end peak-to-valley drawdown
 (18 months, August 1993 to January
 1995):                            (46.04)%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RETURNS

  DEAN WITTER PORTFOLIO STRATEGY FUND L.P. ("Portfolio Strategy"). Formerly Dean Witter Principal Secured Futures Fund, Portfolio Strategy is a limited risk pool which was publicly offered and seeks long-term capital appreciation and portfolio diversification and features a one-time principal assurance at the end of 5 1/2 years from the initial trading date. A portion of the funds of Portfolio Strategy is managed by a trading manager of Spectrum Technical (JWH) pursuant to a trading program (the Financials and Metals Program) which will be used by Spectrum Technical. However, since the funds of Portfolio Strategy have not been managed by the trading managers of the Partnerships (other than JWH), and since its fee structure is different from the Partnerships', the performance of Portfolio Strategy is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
                                             1996 Year-to-date return (8
Inception of trading:      February 1991     months):                    0.74 %
Aggregate gross                              1995 Annual Return:        25.37 %
subscriptions:              $100,491,090     1994 Annual Return:        (5.41)%
Current capitalization:      $73,373,993     1993 Annual Return:        19.88 %
Current net asset value per                  1992 Annual Return:        (6.37)%
unit:                          $1,712.08     1991 Period Return (11
Worst monthly return (January                months):                   27.68 %
1992):                            (14.40)%
Worst month-end peak-to-valley drawdown
 (4 months, January 1992 to April
 1992):                           (25.65)%

              B. PUBLIC FUNDS WITH "PRINCIPAL PROTECTION" FEATURES

  DEAN WITTER PRINCIPAL PLUS FUND L.P. ("Principal Plus"). Principal Plus is a limited risk pool which was publicly-offered and seeks long-term capital appreciation and portfolio diversification through a balanced portfolio program, which uses the futures markets for representative participation in stocks and bonds, along with a traditional managed future component, and features a one-time guarantee of principal plus a 4% compound annual return at the end of 5 1/2 years from the initial trading date. Principal Plus is a single advisor fund managed by RXR, a trading manager for Spectrum Balanced using a trading system that will be used by Spectrum Balanced. However, RXR will use a higher degree of leverage to trade the funds of Spectrum Balanced. Because of the differences in leverage, and since its fee structure is different from the Partnerships' (including Spectrum Balanced), the performance of Principal Plus is not indicative of the performance that may be realized by the Partnerships.

                                                ANNUAL/PERIOD RATE OF RETURN
                                                ----------------------------
Inception of trading:      February 1990     1996 Year-to-date return (8
Aggregate gross                              months):                  (12.27)%
subscriptions:              $109,013,535     1995 Annual Return:        17.98 %
Current capitalization:      $51,892,148     1994 Annual Return:        (8.61)%
Current net asset value per                  1993 Annual Return:        11.55 %
unit:                          $1,370.52     1992 Annual Return:         9.44 %
Worst monthly return (February               1991 Annual Return:        10.38 %
1996):                             (7.48)%
Worst month-end peak-to-valley drawdown(4
 months, February 1996 to May
 1996):                           (13.08)%

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

  DEAN WITTER PRINCIPAL GUARANTEED FUND II L.P. ("Principal Guaranteed II"). Principal Guaranteed II ceased trading commodity interest contracts effective April 20, 1995, and its assets earned short-term interest rates through its "Guaranteed Redemption Date" of March 31, 1996, when it terminated and remaining limited partners were paid the then-net asset value per unit of $1,056.55. Principal Guaranteed II was a limited risk pool which was publicly-offered and featured a one-time principal guarantee at the end of approximately 7 1/4 years from the initial trading date. A portion of the funds of Principal Guaranteed II were previously managed by a trading manager for Spectrum Strategic (Blenheim) pursuant to a trading program that will be used by Spectrum Strategic. However, since the funds of Principal Guaranteed II have not been managed by the trading managers of the Partnerships (other than Blenheim), and since its fee structure is different from the Partnerships', the performance of Principal Guaranteed II is not indicative of the performance that may be realized by the Partnerships.


                                                                           ANNUAL/PERIOD RATE OF RETURN
                                                                           ----------------------------
Inception of trading:                             March 1989        1996 Period return (3 months):      1.00 %
Aggregate gross subscriptions:                  $162,203,303        1995 Annual Return:                 7.30 %
Ending capitalization:                            $4,966,449        1994 Annual Return:                (8.12)%
Ending net asset value per unit:             March  31, 1996        1992 Annual Return:                (4.54)%
                                                  $1,0556.55        1991 Annual Return:                 2.49 %
Worst monthly return (January 1991):                   (5.62)%      1991 Annual Return:                 2.49 %
Worst month-end peak-to-valley drawdown
 (33 months, August 1989 to April 1992):              (14.69)%



       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                             THE TRADING MANAGERS

DEAN WITTER SPECTRUM STRATEGIC L.P.

1. BLENHEIM INVESTMENTS, INC. (CURRENT ALLOCATION 32.28%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO THE GLOBAL MARKETS STRATEGY AND TANGIBLE ASSET STRATEGY OF BLENHEIM INVESTMENTS, INC. APPEARING ON PAGES 66-68. SEE THE CAPSULES ON PAGE 67 AS TO THE DIVERSIFIED FINANCIAL STRATEGY AND ENERGY ONLY STRATEGY PROGRAMS, WHICH ARE NO LONGER IN OPERATION, EFFECTIVE FEBRUARY 1995 AND JUNE 1993, RESPECTIVELY. THE TANGIBLE ASSET STRATEGY IS NO LONGER IN OPERATION AS OF JULY 1996. THE NOTES ON PAGE 68 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. THE TERM "DRAWDOWN" AS USED IN THESE CAPSULES MEANS LOSSES EXPERIENCED BY THE TRADING PROGRAM OVER THE SPECIFIED PERIOD.

                          BLENHEIM INVESTMENTS, INC.
                            GLOBAL MARKETS STRATEGY

  The following reflects the composite performance information of Blenheim Investments Inc.'s Global Market Strategy which trades a portion of the assets of Spectrum Strategic.

     Name of CTA: Blenheim Investments, Inc.
     Name of program: Global Markets Strategy
     Inception of trading by CTA: July 1987
     Inception of trading in program: July 1988
     Number of open accounts: 20
     Aggregate assets overall: $80.0 million (notional included); $73.6 million (notional excluded)
     Aggregate assets in program: $80.0 million (notional included); $73.6 million (notional excluded)
     Worst monthly drawdown: (17.76)%--(2/96)
     Worst peak-to-valley drawdown: (25.23)%--(2/96-7/96)
     1996 year-to-date return (7 months): (18.11)%
     1995 annual return: 24.89%
     1994 annual return: (10.58)%
     1993 annual return; 16.88%
     1992 annual return: 13.93%
     1991 annual return: 1.17%

  See "Supplementary Performance Information" on page 135 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.


        SUMMARY OF OTHER PROGRAMS TRADED BY BLENHEIM INVESTMENTS, INC.

  The following summary performance information reflects the composite performance results of another program of Blenheim Investments, Inc. This program is no longer in operation, effective July 15, 1996.

     Name of CTA: Blenheim Investments, Inc.
     Name of program: Tangible Asset Strategy
     Inception of trading by CTA: July 1987
     Inception of trading in program: August 1994
     Number of open accounts: 0
     Aggregate assets overall: $80.0 million (notional included); $73.6 million (notional excluded)
     Aggregate assets in program: $0
     Worst monthly drawdown (notional included): (7.47)%--(6/96)
     Worst monthly drawdown (notional excluded): (22.62)%--(6/96)
     Worst month-end peak-to-valley drawdown (notional included): (8.02)%-- (5/96-6/96)
     Worst month-end peak-to-valley drawdown (notional excluded): (24.00)%-- (5/96-6/96)
     1996 year-to-date return (7 months) (notional included):
     (6.66)%
     1996 year-to-date return (7 months) (notional excluded):
     (20.59)%
     1995 period return (10 months): (0.92)%
     1994 annual return: 4.76%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

2. A. GARY SHILLING & CO., INC. (CURRENT ALLOCATION 28.41%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO A. GARY SHILLING & CO., INC. APPEARING ON PAGES 72-73. THE FOOTNOTES ON PAGE 73 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. THE TERM "DRAWDOWN" AS USED IN THESE CAPSULES MEANS LOSSES EXPERIENCED BY THE TRADING PROGRAM OVER THE SPECIFIED PERIOD.

                         A. GARY SHILLING & CO., INC.
                       THEMATIC FUTURES TRADING PROGRAM

  The following reflects the composite performance results of A. Gary Shilling & Co., Inc.'s Thematic Futures Trading Program, which trades a portion of the assets of Spectrum Strategic.

     Name of CTA: A. Gary Shilling & Co., Inc.
     Name of program: Thematic Futures Trading Program
     Inception of trading by CTA: July 1990
     Inception of trading in program: July 1990
     Number of open accounts: 10
     Aggregate assets overall: $38.4 million
     Aggregate assets in program: $20.2 million
     Worst monthly drawdown: (18.54)% -- (2/94)
     Worst month-end peak-to-valley drawdown: (50.2)% -- (1/94-7/96) 1996 year-to-date return (6 months): (12.90)%
     1995 annual return:       (7.61)%
     1994 annual return:      (38.10)%
     1993 annual return:      169.38 %
     1992 annual return:        5.91 %
     1991 annual return:       20.51 %


  See "Supplementary Performance Information" on page 135 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

       SUMMARY OF OTHER PROGRAMS TRADED BY A. GARY SHILLING & CO., INC.

  The following summary performance information reflects the composite performance results of another program currently traded by A. Gary Shilling & Co., Inc.

     Name of CTA: A. Gary Shilling & Co., Inc.
     Name of program: Thematic Investment Partners, L.P.
     Inception of trading by CTA: April 1990
     Inception of trading in program: April 1990
     Number of open accounts: 1
     Aggregate assets overall: $7.5 million
     Aggregate assets in program: $7.5 million
     Worst monthly drawdown: (20.3)%--(2/94)
     Worst month-end peak-to-valley drawdown: (52.1)%--(1/94-
     7/96)
     1996 year-to-date return (7 months): (8.05)%
     1995 annual return: (13.90)%
     1994 annual return: (40.14)%
     1993 annual return: 148.42%
     1992 annual return:  26.77%
     1991 annual return:  (3.10)%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

3. WILLOWBRIDGE ASSOCIATES INC. (CURRENT ALLOCATION 39.31%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO CURRENT TRADING PROGRAMS OF WILLOWBRIDGE ASSOCIATES INC. APPEARING ON PAGES 77-82. SEE THE CAPSULES ON PAGE 81 AS TO THE LIFFE II AND ATLAS PROGRAMS, WHICH ARE NO LONGER IN OPERATION. THE FOOTNOTES ON PAGES 81-82 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. THE TERM "DRAWDOWN" AS USED IN THESE CAPSULES MEANS LOSSES EXPERIENCED BY THE TRADING PROGRAM OVER THE SPECIFIED PERIOD.

                         WILLOWBRIDGE ASSOCIATES INC.
                                     XLIM
                             (EXCLUDING NOTIONAL)

  The following reflects the composite performance information of Willowbridge Associates Inc.'s XLIM trading program (client assets only), which trades a portion of the assets of Spectrum Strategic.

     Name of CTA: Willowbridge Associates Inc.
     Name of program: XLIM
     Inception of trading by CTA: January 1988
     Inception of trading in program: August 1988
     Number of open accounts: 28
     Aggregate assets overall (excluding notional): $458.7
      million
     Aggregate assets overall (notional included): $535.7
      million
     Aggregate assets in program (excluding notional): $212.0
      million
     Aggregate assets in program (notional included): $258.7
      million
     Worst monthly drawdown: (13.74)%--(8/91)
     Worst month-end peak-to-valley drawdown: (29.10)%--
      (8/93-1/95)
     1996 year-to-date return (7 months): 4.33%
     1995 annual return: 34.99%
     1994 period return (5 months):* (19.68)%
     1993 annual return: 22.30%
     1992 period return (3 months):* 8.36%
     1991 period return (8 months):* 3.65%

*This trading program did not trade client accounts from (i) September 1, 1991 through September 30, 1992 and (ii) April 1, 1994 to October 31, 1994.

  See "Supplementary Performance Information" on page 135 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

       SUMMARY OF OTHER PROGRAMS TRADED BY WILLOWBRIDGE ASSOCIATES INC.

  The following summary performance information reflects the composite performance results of other programs currently traded by Willowbridge Associates Inc.

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Vulcan (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program:  January 1988
     Number of open accounts: 18
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million
     Aggregate assets in program (excluding notional): $19.4 million
     Aggregate assets in program (including notional): $22.3 million
     Worst monthly drawdown: (20.16)%--(1/91)
     Worst month-end peak-to-valley drawdown: (30.19)%--
     (11/90-5/91)
     1996 year-to-date return (7 months): (11.58)%
     1995 annual return: 57.62%
     1994 annual return: 14.67%
     1993 annual return: 33.97%
     1992 annual return: 19.30%
     1991 annual return: 19.78%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Titan (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program:  January 1988
     Number of open accounts: 10
     Aggregate assets overall (excluding notional): $458.7 million Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $16.7 million Aggregate assets overall (including notional): $18.1 million Worst monthly drawdown: (25.07)%--(7/91)
     Worst month-end peak-to-valley drawdown: (39.89)%--(10/90-8/91) 1996 year-to-date return (7 months): (6.00)%
     1995 annual return: 68.10%
     1994 annual return: 10.06%
     1993 annual return: 23.28%
     1992 annual return: 32.16%
     1991 annual return: 24.11%

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Rex
     Inception of trading by CTA: January 1988
     Inception of trading in program: March 1988
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $458.7 million Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $0.59 million Aggregate assets in program (including notional): $0.59 million Worst monthly drawdown: (25.19)%--(2/96)
     Worst month-end peak-to-valley drawdown: (76.19)%--(9/90-3/96) 1996 year-to-date return (7 months): (23.38)%
     1995 annual return: (13.07)%
     1994 annual return: (12.49)%
     1993 annual return: (10.37)%
     1992 annual return: (18.54)%
     1991 annual return: (37.94)%


     Name of CTA: Willowbridge Associates Inc.
     Name of program: Argo (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program:  January 1988
     Number of open accounts: 67
     Aggregate assets overall (excluding notional): $458.7 million Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $118.7 million Aggregate assets in program (including notional): $135.6 million Worst monthly drawdown: (16.70)%--(2/96)
     Worst month-end peak-to-valley drawdown: (21.30)%-- (11/90-2/91) 1996 year-to-date return (7 months): (16.80)%
     1995 annual return: 59.52%
     1994 annual return: 20.28%
     1993 annual return: 17.10%
     1992 annual return: 22.09%
     1991 annual return: 36.30%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Siren (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program:  January 1991
     Number of open accounts: 12
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million
     Aggregate assets in program (excluding notional): $15.0 million
     Aggregate assets in program (including notional): $17.0 million
     Worst monthly drawdown: (14.94)%--(1/91)
     Worst month-end peak-to-valley drawdown: (17.53)%--
     (7/93-10/93)
     1996 year-to-date return (7 months): (3.39)%
     1995 annual return: 25.12%
     1994 annual return: 37.88%
     1993 annual return: 9.45%
     1992 annual return: (1.39)%
     1991 annual return: 16.43%

     Name of CTA: Willowbridge Associates Inc.
     Name of program: MTech
     Inception of trading by CTA: January 1988
     Inception of trading in program: January 1991
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million
     Aggregate assets in program (excluding notional): $10.5 million
     Aggregate assets in program (including notional): $10.5 million
     Worst monthly drawdown: (13.62)%--(1/94)
     Worst month-end peak-to-valley drawdown: (21.37)%--
     (8/93-2/94)
     1996 year-to-date return (7 months): 12.04%
     1995 annual return: 53.22%
     1994 annual return: 21.68%
     1993 annual return: 32.48%
     1992 annual return: 25.13%
     1991 annual return: 19.96%


     Name of CTA: Willowbridge Associates Inc.
     Name of program: CFM (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program:  January 1993
     Number of open accounts: 5
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $26.3 million
     Aggregate assets in program (including notional): $26.3 million Worst monthly drawdown: (16.92)%--(2/94)
     Worst month-end peak-to-valley drawdown: (29.04)%--
     (8/93-9/94)
     1996 year-to-date return (7 months): 0.22%
     1995 annual return: 24.52%
     1994 annual return: (10.51)%
     1993 annual return: 29.49%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Currency (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program: May 1991
     Number of open accounts: 5
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $6.5 million
     Aggregate assets in program (including notional): $11.5 million Worst monthly drawdown: (8.14)%--(2/96)
     Worst month-end peak-to-valley drawdown: (25.32)%--
     (7/93-8/94)
     1996 year-to-date return (7 months): (4.92)%
     1995 annual return: 28.55%
     1994 annual return: (10.26)%
     1993 annual return: (8.59)%
     1992 annual return: 16.96%
     1991 period return (8 months): 12.61%

     Name of CTA: Willowbridge Associates Inc.
     Name of program: Primary (pursuant to the Fully-Funded
     Subset Method)
     Inception of trading by CTA: January 1988
     Inception of trading in program: January 1993
     Number of open accounts: 12
     Aggregate assets overall (excluding notional): $458.7 million
     Aggregate assets overall (including notional): $535.7 million Aggregate assets in program (excluding notional): $33.2 million
     Aggregate assets in program (including notional): $35.3 million Worst monthly drawdown: (16.67)%--(2/96)
     Worst month-end peak-to-valley drawdown: (20.28)%--
     (5/96-7/96)
     1996 year-to-date return (7 months): (13.01)%
     1995 annual return: 56.76%
     1994 annual return: 22.70%
     1993 annual return: 16.79%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

DEAN WITTER SPECTRUM TECHNICAL L.P.

1. CAMPBELL & COMPANY, INC. (CURRENT ALLOCATION 20.47%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO CURRENT TRADING PROGRAMS OF CAMPBELL & COMPANY, INC. APPEARING ON PAGES 86-88. SEE THE CAPSULES ON PAGE 88 AS TO THE DIVERSIFIED PORTFOLIO AND GLOBAL FINANCIAL PORTFOLIO PROGRAMS, WHICH ARE NO LONGER IN OPERATION. THE FOOTNOTES ON PAGE 88 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. THE TERM "DRAWDOWN" AS USED IN THESE CAPSULES MEANS LOSSES EXPERIENCED OVER THE SPECIFIED PERIOD.

                           CAMPBELL & COMPANY, INC.
                   FINANCIAL, METAL & ENERGY LARGE PORTFOLIO

  The following reflects the composite performance information of Campbell & Company, Inc.'s Financial, Metal & Energy Large Portfolio, which trades a portion of the assets of Spectrum Technical.

     Name of CTA: Campbell & Company, Inc.
     Name of program: Financial, Metal & Energy Large
      Portfolio
     Inception of trading by CTA: January 1972
     Inception of trading in program: April 1983
     Number of open accounts: 4
     Aggregate assets overall: $427.6 million
     Aggregate assets in program: $355.3 million
     Worst monthly drawdown: (7.96)%--(7/91)
     Worst month-end peak-to-valley drawdown: (31.72)%--
      (7/93-1/95)
     1996 year-to-date return (7 months): 8.31%
     1995 annual return: 19.46%
     1994 annual return: (16.74)%
     1993 annual return: 4.68%
     1992 annual return: 13.47%
     1991 annual return: 31.12%

  See "Supplementary Performance Information" on page 136 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

         SUMMARY OF OTHER PROGRAMS TRADED BY CAMPBELL & COMPANY, INC.

  The following summary performance information reflects the composite performance results of other programs currently traded by Campbell & Company, Inc.

     Name of CTA: Campbell & Company, Inc.
     Name of program: Financial, Metal & Energy Small
     Portfolio
     Inception of trading by CTA: January 1972
     Inception of trading in program: February 1995
     Number of open accounts: 48
     Aggregate assets overall : $427.6 million
     Aggregate assets in program: $37.3 million
     Worst monthly drawdown: (5.78)%--(9/95)
     Worst month-end peak-to-valley drawdown: (6.50)%--(4/95-
     7/95)
     1996 year-to-date return (7 months): 7.72%
     1995 period return (11 months): 20.34%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: Campbell & Company, Inc.
     Name of program: Global Diversified Portfolio
     Inception of trading by CTA: January 1972
     Inception of trading in program: February 1986
     Number of open accounts: 12
     Aggregate assets overall: $427.6 million
     Aggregate assets in program: $22.5 million
     Worst monthly drawdown: (8.54)%--(7/91)
     Worst month-end peak-to-valley drawdown: (26.05)%--
     (7/93-2/94)
     1996 year-to-date return (7 months): 1.66%
     1995 annual return: 6.52%
     1994 annual return: 9.61%
     1993 annual return: 2.39%
     1992 annual return: 7.68%
     1991 annual return: 14.86%

     Name of CTA: Campbell & Company, Inc.
     Name of program: Foreign Exchange Portfolio
     Inception of trading by CTA: January 1972
     Inception of trading in program: November 1990
     Number of open accounts: 1
     Aggregate assets overall: $427.6 million
     Aggregate assets in program: $3.1 million
     Worst monthly drawdown: (17.01)%--(7/91)
     Worst month-end peak-to-valley drawdown: (44.73)%--
     (7/93-1/95)
     1996 year-to-date return (7 months): 10.17%
     1995 annual return: 26.36%
     1994 annual return: (21.19)%
     1993 annual return: (8.49)%
     1992 annual return: 17.67%
     1991 annual return: 21.23%

     Name of CTA: Campbell & Company, Inc.
     Name of program: Interest Rates, Stock Indices &
     Commodities Portfolio
     Inception of trading by CTA: January 1972
     Inception of trading in program: February 1996
     Number of open accounts: 1
     Aggregate assets overall: $427.6 million
     Aggregate assets in program: $9.4 million
     Worst monthly drawdown: (5.56)%--(2/96)
     Worst month-end peak-to-valley drawdown: (5.56)%--(2/96)
     1996 year-to-date return (6 months): (0.96)%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

2. CHESAPEAKE CAPITAL CORPORATION (CURRENT ALLOCATION 38.51%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO CURRENT TRADING PROGRAMS OF CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE") APPEARING ON PAGES 92-94. SEE THE CAPSULES ON PAGE 94 AS TO THE FOREIGN FINANCIALS PROGRAM AND PACIFIC RIM PROGRAM, WHICH ARE NO LONGER IN OPERATION. THE NOTES ON PAGES 95-96 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES.

                        CHESAPEAKE CAPITAL CORPORATION
                         FINANCIALS AND METALS PROGRAM

  The following reflects the composite performance information of Chesapeake's Financial and Metals Program, which trades a portion of the assets of Spectrum Technical.

     Name of CTA: Chesapeake Capital Corporation
     Name of program: Financials and Metals Program Inception of trading by CTA: February 1988
     Inception of trading in program: March 1992
     Number of open accounts: 7
     Aggregate assets overall (excluding notional): $758.6
      million
     Aggregate assets overall (including notional): $928.5
      million
     Aggregate assets in program (excluding notional): $27.2
      million
     Aggregate assets in program (including notional): $31.3
      million
     Largest monthly drawdown:* (7.86)%--(7/96)
     Largest month-end peak-to-valley drawdown:** (10.36)%--
      (1/94-2/94)
     1996 year-to-date return (7 months): (4.93)%
     1995 annual return: 12.61%
     1994 annual return: 3.22%
     1993 annual return: 68.53%
     1992 period return (10 months): 24.19%

 * "Largest monthly drawdown" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity (including notional equity) in the program and includes the month and year of such drawdown. A small number of accounts managed by Chesapeake have experienced monthly drawdowns which are materially larger than the largest composite monthly drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client. Small account sizes refers to accounts of $1,000,000 trading level or less, which is substantially below the minimum account size now required by Chesapeake for new accounts.

** "Largest peak-to-valley drawdown" is the largest calendar month to calendar month loss experienced by the program on a composite basis (regardless of whether it is continuous) expressed as a percentage of total equity (including notional equity) in the program and includes the month(s) and year(s) in which it occurred. For example, a largest peak-to-valley drawdown of (16.62)% (1/92-5/92) means that the peak-to-valley drawdown lasted from January 1992 to May 1992 and resulted in a 16.62% drawdown. A small number of accounts managed by Chesapeake have experienced peak-to-valley drawdowns which are materially larger than the largest composite peak-to-valley drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client.

  See "Supplementary Performance Information" on page 136 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                         CHESAPEAKE CAPITAL CORPORATION
                              DIVERSIFIED PROGRAM

  The following reflects the composite performance information of Chesapeake's Diversified Program, which trades a portion of the assets of Spectrum Technical. The performance of the program from February 1988 (inception) through December 1990, while profitable, includes the program's two largest drawdowns, the larger of which occurred during the period August 1989 through October 1989 and was (20.58)%.

     Name of CTA: Chesapeake Capital Corporation
     Name of program: Diversified Program
     Inception of trading by CTA: February 1988
     Inception of trading in program: February 1988
     Number of open accounts: 63
     Aggregate assets overall (excluding notional): $758.6
      million
     Aggregate assets overall (including notional): $928.5
      million
     Aggregate assets in program (excluding notional): $712.5
      million
     Aggregate assets in program (including notional): $878.4
      million
     Largest monthly drawdown:* (10.98)%--(1/92)
     Largest month-end peak-to-valley drawdown:** (16.62)%--
      (1/92-5/92)
     1996 year-to-date return (7 months): (0.01)%
     1995 annual return: 14.09%
     1994 annual return: 15.87%
     1993 annual return: 61.82%
     1992 annual return:  1.81%
     1991 annual return: 12.51%

 * "Largest monthly drawdown" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity (including notional equity) in the program and includes the month and year of such drawdown. A small number of accounts managed by Chesapeake have experienced monthly drawdowns which are materially larger than the largest composite monthly drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client. Small account sizes refers to accounts of $1,000,000 trading level or less, which is substantially below the minimum account size now required by Chesapeake for new accounts.

** "Largest peak-to-valley drawdown" is the largest calendar month to calendar month loss experienced by the program on a composite basis (regardless of whether it is continuous) expressed as a percentage of total equity (including notional equity) in the program and includes the month(s) and year(s) in which it occurred. For example, a largest peak-to-valley drawdown of (16.62)% (1/92-5/92) means that the peak-to-valley drawdown lasted from January 1992 to May 1992 and resulted in a 16.62% drawdown. A small number of accounts managed by Chesapeake have experienced peak-to-valley drawdowns which are materially larger than the largest composite peak-to-valley drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client.

  See "Supplementary Performance Information" on page 136 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

       SUMMARY OF OTHER PROGRAMS TRADED BY CHESAPEAKE CAPITAL CORPORATION

  The following summary performance information reflects the composite performance results of another program currently traded by Chesapeake.

     Name of CTA: Chesapeake Capital Corporation
     Name of program: Diversified 2XL Program
     Inception of trading by CTA: February 1988
     Inception of trading in program: April 1994
     Number of open accounts: 4
     Aggregate assets overall (excluding notional): $758.6 million Aggregate assets overall (including notional): $928.5 million Aggregate assets in program: $ 18.8 million
     Largest monthly drawdown:* (9.38)%--(2/96)
     Largest month-end peak-to-valley drawdown:** (15.07)%--(1/95-2/95) 1996 year-to-date return (7 months): (8.39)%
     1995 annual return: 18.77%
     1994 period return (9 months): 26.88%

 * "Largest monthly drawdown" is the largest monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity (including notional equity) in the program and includes the month and year of such drawdown. A small number of accounts managed by Chesapeake have experienced monthly drawdowns which are materially larger than the largest composite monthly drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client. Small account sizes refers to accounts of $1,000,000 trading level or less, which is substantially below the minimum account size now required by Chesapeake for new accounts.

** "Largest peak-to-valley drawdown" is the largest calendar month to calendar month loss experienced by the program on a composite basis (regardless of whether it is continuous) expressed as a percentage of total equity (including notional equity) in the program and includes the month(s) and year(s) in which it occurred. For example, a largest peak-to-valley drawdown of (16.62)% (1/92-5/92) means that the peak-to-valley drawdown lasted from January 1992 to May 1992 and resulted in a 16.62% drawdown. A small number of accounts managed by Chesapeake have experienced peak-to-valley drawdowns which are materially larger than the largest composite peak-to-valley drawdown. These variances result from such factors as small account size, intra-month account opening or closing, significant intra-month additions or withdrawals and investment restrictions imposed by the client.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

3. JOHN W. HENRY & COMPANY, INC. (CURRENT ALLOCATION 41.02%)

  THE FOLLOWING UPDATES AND SUPPLEMENTS THE INFORMATION RELATING TO JOHN W. HENRY & COMPANY, INC. ("JWH") BEGINNING ON PAGE 97.

  Mr. John A.F. Ford is the director of marketing at JWH and is responsible for the development and implementation of strategic marketing and communications programs. He joined JWH in May 1996 from J.P. Morgan where he had been vice president and head of corporate communications for the firm's European operations, responsible for public relations, advertising, and marketing from February 1994 to October 1995. He was previously in similar position with J.P. Morgan at the Euroclear Operations Centre in Brussels from January 1992 to February 1994. From October 1995 to May 1996 he undertook a number of consultancy projects while relocating to the United States. Prior to joining J.P. Morgan, Mr. Ford was managing director of the European headquarters of Gavin Anderson & Co. (UK), an international corporate and investor relations consultancy, from February 1987 to December 1991. Mr. Ford has also been involved in advising the Chicago Mercantile Exchange on marketing its services to European institutions and advising the International Petroleum Exchange in London on similar issues. He also helped market Mercury Asset Management to major institutions and pension funds.

  Ms. Wendy B. Goodyear is director of the office of the chairman. She is responsible for managing and coordinating projects involving Mr. Henry. Ms. Goodyear joined JWH in October 1995 as director of marketing, responsible for the development and implementation of strategic marketing and communications programs. Prior to her employment at JWH, Ms. Goodyear was a vice president at Citibank where she held several positions, including product development manager for the depository receipt business and marketing manager for the pension business. Prior to joining Citibank in May 1993, Ms. Goodyear was employed at Bankers Trust Company from 1985 where she held positions of increasing responsibility in both the private bank and pension businesses. Ms. Goodyear received a B.A. in History from the University of Virginia and an M.B.A. from the Stern School of Business at New York University.

  Mr. Julius A. Staniewicz is the senior strategist in JWH's Product Development Department. He will also be President of JWH Asset Management, Inc. upon NFA registration. Prior to joining JWH in March of 1992, Mr. Staniewicz was employed with Shearson Lehman Brothers as a financial consultant starting in April 1991. Prior to that, beginning in 1990, Mr. Staniewicz was a vice president of Phoenix Asset Management, a commodity pool operator and introducing broker, where he helped develop futures funds for syndication and institutional investors. From 1986 to 1989, Mr. Staniewicz worked in the managed futures department at Prudential-Bache Securities, Inc., lastly as an assistant vice president and co-director of managed futures. In this capacity, Mr. Staniewicz oversaw all aspects of forming and offering futures funds, including the selection and monitoring of CTAs. Mr. Staniewicz received a B.A. in Economics from Cornell University.

  JWH was named as a co-defendant in certain purported class actions described in greater detail under "Certain Litigation" on page S-40. The actions essentially allege that JWH aided and abetted or directly participated with DWR in the subject matter of those actions and seek unspecified amounts of damages. JWH believes the allegations against it in such actions are without merit, it intends to contest those actions vigorously and is convinced that it will be shown to have acted properly and in the best interest of investors.

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO CURRENT TRADING PROGRAMS OF JWH APPEARING ON PAGES 104-113. PERFORMANCE CAPSULES FOR THE INTERRATE PROGRAM AND YEN FINANCIAL PORTFOLIO ACCOUNTS 7, 13 AND 15, ALL OF WHICH HAVE CLOSED, ARE ALSO INCLUDED TO REFLECT FINAL RESULTS NOT INCLUDED IN THE PROSPECTUS. SEE THE CAPSULES ON PAGES 106-113 AS TO FORMER YEN FINANCIAL PORTFOLIO ACCOUNTS 2, 3, 4, 5, 6, 9, 10, 11, 12, 16, 18, 20, 21,
22, 24, AND 25, THE KT DIVERSIFIED PROGRAM, AND THE ACCOUNTS OPERATED BY JWH INVESTMENTS, INC., WHICH ARE NO LONGER IN OPERATION.

  THE FOOTNOTES ON PAGES 114-117 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. HOWEVER, THE FOLLOWING SUPPLEMENTS THE FOOTNOTE DEFINING "WORST MONTHLY DRAWDOWN" CONTAINED ON PAGE 115.

  The "worst monthly drawdown" in the JWH capsules below is in each case that of an individual account included in the capsule, and was determined after identification of the three worst monthly drawdowns on a composite basis for each investment program. Within the three months in which the worst composite monthly drawdowns occurred with respect to each program, individual accounts were reviewed. The individual account which experienced the worst loss in those months is the account shown as having the worst individual monthly drawdown for the program. Some individual accounts were excluded from review if they were being phased in or out, opened or closed during the month, or if material mid-month additions or redemptions were made.

  Differences between the worst monthly drawdown for an individual account and the worst monthly drawdown on a composite basis for a program are because of, among other factors, the reasons noted in the first paragraph on page 114, variations in fill prices, and the timing of additions and withdrawals.

  WITH RESPECT TO THE COMPOSITE PERFORMANCE CAPSULE FOR THE KT DIVERSIFIED PROGRAM ON PAGE 112, THE WORST MONTHLY DRAWDOWN IS (28.6)% IN JANUARY 1992. WITH RESPECT TO THE COMPOSITE PERFORMANCE CAPSULE FOR THE JWH INVESTMENTS, INC. INTERRATE(TM) PROGRAM ON PAGE 113, THE WORST MONTHLY DRAWDOWN IS (9.3)% IN SEPTEMBER 1992.

                         JOHN W. HENRY & COMPANY, INC.
                        FINANCIAL AND METALS PORTFOLIO

  The following reflects the composite performance information of John W. Henry & Company, Inc.'s Financial and Metals Portfolio, which trades a portion of the assets of Spectrum Technical.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Financial and Metals Portfolio*
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: October 1984
     Number of open accounts: 70
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $922.7 million

     Worst monthly drawdown: (27.7)%--(1/92)
     Worst month-end peak-to-valley drawdown: (39.5)%--
      (12/91-5/92)
     1996 year-to-date return (7 months): 2.4%
     1995 annual return: 38.5%
     1994 annual return: (5.3)%
     1993 annual return: 46.8%
     1992 annual return: (10.9)%
     1991 annual return: 61.9%

*Please see additional notes for the Financial and Metals Portfolio on page
114.

                         JOHN W. HENRY & COMPANY, INC.
                          ORIGINAL INVESTMENT PROGRAM

  The following reflects the composite performance information of John W. Henry & Company, Inc.'s Original Investment Program, which trades a portion of the assets of Spectrum Technical.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Original Investment Program*
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: October 1982
     Number of open accounts: 26
     Aggregate assets overall: $1.5 billion

     Aggregate assets in program: $168.7 million

     Worst monthly drawdown: (18.1)%--(2/92)
     Worst month-end peak-to-valley drawdown: (26.2)%--(6/94-
      10/94)
     1996 year-to-date return (7 months): (1.2)%
     1995 annual return: 53.2%
     1994 annual return: (5.7)%
     1993 annual return: 40.6%
     1992 annual return: 10.9%
     1991 annual return: 5.4%

*Please see additional notes for the Original Investment Program on page 115.

  See "Supplementary Performance Information" on page 136 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

       SUMMARY OF OTHER PROGRAMS TRADED BY JOHN W. HENRY & COMPANY, INC.

  The following summary performance information reflects the composite performance results of other programs currently traded (with the exception of Accounts 7, 13, and 15) by John W. Henry & Company, Inc.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Global Diversified Portfolio
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: June 1988
     Number of open accounts: 16
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $124.7 million

     Worst monthly drawdown: (20.3)%--(7/91)
     Worst month-end peak-to-valley drawdown: (29.1)%--(12/91-5/92) 1996 year-to-date return (7 months): (8.8)%
     1995 annual return: 19.6%*
     1994 annual return: 10.1%
     1993 annual return: 59.8%
     1992 annual return: (12.6)%
     1991 annual return: 40.4%

     *Please see additional note for the Global Diversified Portfolio on page 116.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: The World Financial Perspective
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: April 1987
     Number of open accounts: 5
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $14.8 million

     Worst monthly drawdown: (25.5)%--(1/92)
     Worst month-end peak-to-valley drawdown: (32.0)%--(12/91-10/92) 1996 year-to-date return (7 months): 8.5%
     1995 annual return: 32.2%
     1994 annual return: (15.2)%
     1993 annual return: 13.7%
     1992 annual return: (23.2)%
     1991 annual return: 14.6%

     Name of CTA:  John W. Henry & Company, Inc.
     Name of program: Delivered Yen Denominated Financial and Metals Profile Inception of client trading by CTA: October 1982
     Inception of client trading in program: October 1995
     Number of open accounts: 1
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: (Yen)930.6 million
     Worst monthly drawdown*: (3.2)%--(2/96)
     Worst month-end peak-to-valley drawdown*: (3.7)%--(1/96-5/96)
     1996 year-to-date return (7 months): (1.9)%
     1995 period return (3 months): 0.2%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA:  John W. Henry & Company, Inc.
     Name of program: Yen Financial Portfolio
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: January 1992
     Number of open accounts: 7
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $36.5 million
     Worst monthly drawdown for any single account: (14.4)%--(2/92) Worst month-end peak-to-valley drawdown: (32.1)%--(4/95-6/96)

                                   ACCOUNT 1

  The account below commenced trading on January 14, 1992 and as of July 31, 1996 was profitable. Assets under management are $5,549,861 as of July 31, 1996. The largest drawdown since inception was (30.5)% from April 1995 through July 1996. The largest monthly drawdown was (14.4)% in February 1992.

     1996 year-to-date return (7 months): (19.8)%
     1995 annual return:                   20.6%
     1994 annual return:                  (13.0)%
     1993 annual return:                   76.4%
     1992 annual return:                   20.01%

                                   ACCOUNT 7

  The account below commenced trading on December 31, 1992 and closed profitably in March 1996. The largest drawdown since inception was (15.8)% from December 1993 through January 1995. The largest monthly drawdown was (4.9)% in July 1995.

     1996 period return (3 months): (4.1)%
     1995 annual return:            31.4%
     1994 annual return:           (14.1)%
     1993 annual return:            69.2%
     1992 period return (1 month):   0.1%

                                   ACCOUNT 8

  The account below commenced trading on January 4, 1993 and as of July 31, 1996 was profitable. Assets under management are $966,726 as of July 31, 1996. The largest monthly drawdown since inception was (29.0)% from April 1995 through July 1996. The largest monthly drawdown was (6.9)% in July 1995.

     1996 period return (7 months): (18.7)%
     1995 annual return:             21.0%
     1994 annual return:             (8.8)%
     1993 annual return:             71.4%

                                   ACCOUNT 13

  The account below commenced trading on March 11, 1994 and closed profitably on April 1, 1996. The largest drawdown since inception was (18.5)% from April 1995 through April 1996. The largest monthly drawdown was (6.2)% in July 1995.

     1996 period return (4 months):   (6.3)%
     1995 annual return:              18.5%
     1994 period return (10 months): (10.1)%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                   ACCOUNT 14

  The account below commenced trading on January 18, 1994 and as of July 31, 1996 was profitable. Assets under management are $835,294 as of July 31, 1996. The largest drawdown since inception was (26.6)% from April 1995 through July 1996. The largest monthly drawdown was (6.0)% in July 1995.

     1996 period return (7 months): (17.1)%
     1995 annual return:             22.4%
     1994 annual return:             (7.5)%

                                   ACCOUNT 15

  The account below commenced trading on December 1, 1994 and closed profitably in April 1996. The largest drawdown since inception was (21.1)% from April 1995 through April 1996. The largest monthly drawdown was (6.6)% in July 1995.

     1996 period return (4 months): (7.8)%
     1995 annual return:            18.3%
     1994 period return (1 month):   0.2%

                                   ACCOUNT 17

  The account below commenced trading on June 3, 1994 and as of July 31, 1996 was profitable. Assets under management are $20,962,451 as of July 31, 1996. The largest drawdown since inception was (22.3)% from April 1995 through July 1996. The largest monthly drawdown was (6.5)% in July 1995.

     1996 period return (7 months): (14.1)%
     1995 annual return:             24.2%
     1994 period return (6 months):  (1.6)%

                                   ACCOUNT 19

  The account below commenced trading on August 31, 1994 and as of July 31, 1996 was profitable. Assets under management are $4,657,931 as of July 31, 1996. The largest drawdown since inception was (30.4)% from April 1995 through July 1996. The largest monthly drawdown was (7.1)% in July 1995.

     1996 period return (7 months): (17.0)%
     1995 annual return:             21.1%
     1994 period return (5 months):  (4.3)%

                                   ACCOUNT 23

  The account below commenced trading on January 5, 1995 and as of July 31, 1996 was unprofitable. Assets under management are $2,028,892 as of July 31, 1996. The largest drawdown since inception was (35.5)% from May 1995 through July 1996. The largest monthly drawdown was (7.5)% in July 1995.

     1996 period return (7 months): (21.5)%
     1995 annual return:             13.2%

                                   ACCOUNT 26

  The yen denominated account below commenced trading on March 4, 1994 and as of July 31, 1996 was profitable. Assets under management are (Yen)164,339,028 as of July 31, 1996. The largest drawdown since inception was (15.9)% from February 1996 through July 1996. The largest monthly drawdown was (6.7)% in July 1996.

     1996 period return (7 months):  (12.9)%
     1995 annual return:              28.1%
     1994 period return (10 months): (11.2)%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: International Foreign Exchange Program
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: August 1986
     Number of open accounts: 7
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $72.0 million

     Worst monthly drawdown: (13.6)%--(1/92)
     Worst month-end peak-to-valley drawdown: (24.1)%--(12/91-4/92) 1996 year-to-date return (7 months): 1.3%
     1995 annual return: 16.9%
     1994 annual return: (6.3)%
     1993 annual return: (4.5)%
     1992 annual return: 4.5%
     1991 annual return: 38.7%

     Name of CTA:  John W. Henry & Company, Inc.
     Name of program: G-7 Currency Portfolio
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: February 1991
     Number of open accounts: 8
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $109.6 million

     Worst monthly drawdown: (12.3)%--(1/92)
     Worst month-end peak-to-valley drawdown: (19.5%)%--(7/93-1/95) 1996 year-to-date return (7 months): 0.1%
     1995 annual return: 32.2%*
     1994 annual return: (4.9)%
     1993 annual return: (6.3)%
     1992 annual return: 14.6%
     1991 annual return: 48.5%

     Please see additional note for the G-7 Currency Portfolio on page 116.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: InterRate(TM)
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: December 1988
     Number of open accounts: 0
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $17.9 million

     Worst monthly drawdown: (10.2)%--(9/92)
     Worst month-end peak-to-valley drawdown: (17.8)%--(8/92-2/94) 1996 period (7 months): 5.8%
     1995 annual return: 5.2%
     1994 annual return: 3.4%
     1993 annual return: (5.4)%
     1992 annual return: (0.7)%
     1991 annual return: 8.7%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: International Currency and Bond Portfolio
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: January 1993
     Number of open accounts: 1
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $2.0 million

     Worst monthly drawdown: (7.8)%--(7/94)
     Worst month-end peak-to-valley drawdown: (20.1)%--(6/94-1/95) 1996 year-to-date return (7 months): (3.5)%*
     1995 annual return: 36.5%*
     1994 annual return: (2.3)%
     1993 annual return: 14.8%

     *Please see additional note for the International Currency and Bond Portfolio on page 116.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Global Financial Portfolio
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: June 1994
     Number of open accounts: 3
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $55.2 million

     Worst monthly drawdown: (19.5)%--(11/94)
     Worst month-end peak-to-valley drawdown: (46.0)%--(6/94-1/95) 1996 year-to-date return (7 months): 0.7%*
     1995 annual return: 86.2%*
     1994 annual return: (37.7)%

     *Please see additional notes for the Global Financial Portfolio on page
     116.

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Worldwide Bond Program
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: July 1996
     Number of open accounts: 2
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $9.2 million
     Worst monthly drawdown: none
     Worst month-end peak-to-valley drawdown: none
     1996 period return (1 month): 1.4%

     Name of CTA: John W. Henry & Company, Inc.
     Name of program: Dollar Program
     Inception of client trading by CTA: October 1982
     Inception of client trading in program: July 1996
     Number of open accounts: 2
     Aggregate assets overall: $1.5 billion
     Aggregate assets in program: $9.0 million
     Worst monthly drawdown: (1.2)%--(7/96)
     Worst month-end peak-to-valley drawdown: (1.2)%--(7/96)
     1996 period return (1 month): (1.2)%

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

DEAN WITTER SPECTRUM BALANCED L.P.

RXR, INC. (CURRENT ALLOCATION 100%)

  THE FOLLOWING UPDATE AND REPLACE THE PERFORMANCE CAPSULES RELATING TO CURRENT TRADING PROGRAMS OF RXR, INC. APPEARING ON PAGES 124-126. SEE CAPSULES A-2, B-1, B-2, C-3, C-4, C-5, AND C-6 ON PAGES 125, 129, 131, 132, AND 133 AS
TO PROGRAMS WHICH ARE NO LONGER IN OPERATION. THE NOTES ON PAGES 128 AND 133-135 ARE AN INTEGRAL PART OF THE FOLLOWING CAPSULES. THE TERM "DRAWDOWN" AS USED IN THESE CAPSULES MEANS LOSSES EXPERIENCED BY THE TRADING PROGRAM OVER THE SPECIFIED PERIOD.

                                  CAPSULE A-1
                                   RXR, INC.
                          BALANCED PORTFOLIO PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Balanced Portfolio Program
     Inception of trading by CTA: March 1983
     Inception of trading in program: September 1986
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $119.3 million
     Number of open accounts: 9
     Worst monthly drawdown: (4.80)% (2/96)
     Worst month-end peak-to-valley drawdown: (7.83)% (1/94-12/94) 1996 year-to-date return (7 months): (4.35)%
     1995 annual return: 18.90%
     1994 annual return: (7.83)%
     1993 annual return: 11.01%
     1992 annual return: 9.81%
     1991 annual return: 11.71%

  See "Supplementary Performance Information" on page 136 for pro forma annual (period) rates of return, prepared by the General Partner, for the period 1991 (or inception of trading) through November 1994 which, in certain cases, are lower than actual program results.

                                  CAPSULE A-3
                                   RXR, INC.
                          BALANCED PORTFOLIO PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Balanced Portfolio Program
     Inception of trading of CTA: March 1983
     Inception of trading in program: November 1993
     Number of open accounts: 0 (account closed in May 1996)
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $0
     Worst monthly drawdown: (6.00)%--(2/96)
     Worst month-end peak-to-valley drawdown: (12.05)%--(1/94-12/94) 1996 period return (5 months): (4.69)%
     1995 annual return: 27.43%
     1994 annual return: (12.01)%
     1993 period return (2 months): 1.53%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                  CAPSULE A-4
                                   RXR, INC.
                           BALANCED PORTFOLIO PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Balanced Portfolio Program
     Inception of trading of CTA: March 1983
     Inception of trading in program: February 1994
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $10.1 million
     Worst monthly drawdown: B: (4.79)%--(2/96)
     Worst monthly drawdown: C: (5.02)%--(2/96)
     Worst month-end peak-to-valley drawdown: B: (6.84)%--(4/94-11/94) Worst month-end peak-to-valley drawdown: C: (9.88)%--(4/94-12/94) 1996 year-to-date return (7 months): A: 2.62%, B: (2.78)%, C: (5.27)%
     1995 annual return: A: 5.99%, B: 22.70%, C: 15.85%
     1994 annual return: A: 3.83%, B: (5.44)%, C: (8.97)%

                                  CAPSULE A-5
                                   RXR, INC.
                           BALANCED PORTFOLIO PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Balanced Portfolio Program
     Inception of trading by CTA: March 1983
     Inception of trading in program: March 1994
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $44.4 million
     Worst monthly drawdown: (4.29)%-(2/96)
     Worst month-end peak-to-valley drawdown: (6.52)%-(4/94-11/94) 1996 year-to-date return (7 months): (2.23)%
     1995 annual return: 15.35%
     1994 annual return: (5.73)%

                                  CAPSULE A-6
                                   RXR, INC.
                           BALANCED PORTFOLIO PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Balanced Portfolio Program
     Inception of trading by CTA: March 1983
     Inception of trading in program: November 1994
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $18.7 million
     Worst monthly drawdown: (7.94)%-(2/96)
     Worst month-end peak-to-valley drawdown: (10.64)%-(2/96-5/96) 1996 year-to-date return (7 months): (9.10)%
     1995 annual return: 22.82%
     1994 period return (2 months): (1.75)%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                  CAPSULE B-3
                        EQUITY YIELD ENHANCEMENT PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Equity Yield Enhancement Program (EYE)
     Inception of trading by CTA: March 1983
     Inception of trading in program: September 1992
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $206.3
     million
     Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $13.4 million
     Largest monthly drawdown: B: (4.84)%--(8/95)
     Largest monthly drawdown: C: (3.41)%--(11/95)
     Worst month-end peak-to-valley drawdown: B: (4.84)%--
     (8/95)
     Worst month-end peak-to-valley drawdown: C: (32.09)%--
     (10/92-5/96)
     1996 year-to-date return (7 months): A: 6.53%, B: 4.14%,
     C: (2.73)%
     1995 annual return : A: 39.32%, B: 17.26%, C: (16.66)%
     1994 annual return: A: 3.89%, B: 1.95%, C: (2.53)%
     1993 annual return: A: 12.93%, B: 6.24%, C: (6.22)%
     1992 period return (4 months): A: 5.43%, B: 1.49%, C:
     (3.84)%
     A = Underlying portfolio rate of return, B = Combined
     A+C rate of return, and C = the CTA's rate of return.

                                  CAPSULE C-1
                          DIVERSIFIED TRADING PROGRAM

     Name of CTA: RXR and RXR Capital
     Name of program: Diversified Trading Program
     Inception of trading by CTA: March 1983
     Inception of trading in program: March 1983
     Number of open accounts: 7
     Aggregate assets overall (excluding notional): $206.3 million
     Aggregate assets overall (including notional): $218.9 million Aggregate assets in program (excluding notional): $7.1 million
     Aggregate assets in program (including notional): $7.1 million
     Worst monthly drawdown: (18.15)%--(1/91)
     Worst month-end peak-to-valley drawdown: (24.20)%--
     (1/91-5/91)
     1996 year-to-date return (7 months): (7.21%)
     1995 annual return: 20.93%
     1994 annual return: (20.41)%
     1993 annual return: 13.37%
     1992 annual return: 11.29%
     1991 annual return: 8.59%


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                  CAPSULE C-2
                      FINANCIAL TRADING PROGRAM COMPOSITE
                                (Including JGB)

     Name of CTA: RXR and RXR Capital
     Name of program: Financial Trading Program (Including JGB) Inception of trading by CTA: March 1983
     Inception of trading in program: January 1991
     Number of open accounts: 1
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Aggregate assets in program: $3.9 million
     Worst monthly drawdown: (12.68)%--(4/92)
     Worst month-end peak-to-valley drawdown: (26.39)%--(4/94-1/95) 1996 year-to-date return (7 months): (5.54)%
     1995 annual return: 17.24%
     1994 annual return: (22.24)%
     1993 annual return:  20.64%
     1992 annual return:  14.63%
     1991 annual return:  18.47%

                                  CAPSULE C-7*
                      DIVERSIFIED TRADING PROGRAM ACCOUNT

     Name of Advisor: RXR and RXR Capital
     Name of program: Diversified Trading Program
     Inception of trading by CTA: March 1983
     Inception of trading in program: May 1996
     Aggregate assets overall (excluding notional): $206.3 million Aggregate assets overall (including notional): $218.9 million Total assets in program: $386,125 (actual funds)
                          $1,986,125 (nominal funds)
     Worst monthly drawdown: May 1996 (0.68)%
     Worst month-end peak-to-valley drawdown: (0.80)%--(5/96-6/96) 1996 period return (3 months): (0.69)%


* Capsule C-7 sets forth the actual performance record of an account that commenced trading in May 1996. Due to client-imposed restrictions, this account is traded with less leverage than other accounts that are also managed pursuant to the Diversified Trading Program. The notes to Capsules C-5 and C-6 on pages 134-135 are also applicable to Capsule C-7 and should be read in conjunction with Capsule C-7.



       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                               CERTAIN LITIGATION

  At any given time, DWR is involved in numerous legal actions, some of which seek significant damages. On January 16, 1992, DWR, without admitting or denying liability, consented to findings in an administrative proceeding brought by the SEC that it failed to keep accurate records with respect to customer orders relating to the primary distribution of securities of government sponsored enterprises ("GSEs"). In that proceeding, DWR was censured, paid a civil money penalty of $100,000, and was ordered to cease and desist from any future violations of Section 17(a) of the 1934 Act and Rules 17a-3 and 17a-4 thereunder in connection with the primary distribution of securities of GSEs.

  On May 16, 1996, an NASD arbitration panel awarded damages and costs against DWR and one of its account executives in the amount of approximately $1.1 million, including punitive damages, to three customers who alleged, among other things, fraud and misrepresentation in connection with their individually managed futures accounts (not commodity pools).

  On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter Management Corporation, Dean Witter Futures and Currency Management Inc., Dean Witter, Discover & Co. (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Also, on September 18 and 20, 1996 similar purported class actions were filed in the Supreme Court of the State of New York, New York County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties, including the Partnerships, could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

  During the five years preceding the date of this Prospectus, there have been (other than as described above) no material criminal, civil or administrative actions pending, on appeal or concluded against DWR, Demeter or any of their principals which DWR or Demeter believes would be material to an investor's decision to invest in the Partnership.

                   THE FUTURES, OPTIONS AND FORWARDS MARKETS

  THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "THE FUTURES, OPTIONS AND FORWARDS MARKETS" ON PAGE 142.

  Since 1974, the market in futures interests has undergone dramatic changes. According to statistics provided by the Futures Industry Association, in 1974 the futures markets were divided 82% in agricultural products, 15% in metals, 2% in currencies, and 1% in lumber and energy products; by 1995, the markets were divided 54% in interest rates, 12% in agriculturals, 11% in stock indices, 9% in currencies, 8% in metals, and 6% in energy products. By 1995, over $21 billion was invested in managed futures interests.

                              PLAN OF DISTRIBUTION

  THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "SUMMARY OF THE PROSPECTUS-- THE OFFERING--NO SELLING COMMISSIONS OR CHARGES FOR ORGANIZATIONAL OR OFFERING EXPENSES" ON PAGE 10 AND IN THE FIFTH PARAGRAPH UNDER "PLAN OF DISTRIBUTION" ON PAGE 150.

  By reason of the reduced flat-rate brokerage fees payable to the Commodity Broker effective September 1, 1996, the continuing compensation payable by DWR to its employees will increase from up to 72% to up to 76% of the brokerage fees attributable to outstanding Units sold by such employees.

                             POTENTIAL ADVANTAGES

  THE FOLLOWING SUPPLEMENTS AND REPLACES THE INFORMATION UNDER "POTENTIAL ADVANTAGES--INVESTMENT DIVERSIFICATION" ON PAGE 161.

  Investment Diversification. An investor who is not prepared to make a significant investment or spend substantial time trading various futures interests nevertheless may participate in these markets through an investment in a Partnership, thereby obtaining diversification from investments in stocks, bonds, and real estate. The General Partner believes, on the basis of the past experience of the Partnerships, that the profit potential of a Partnership does not depend upon favorable general economic conditions, and that a Partnership is as likely to be profitable during periods of declining stock, bond, and real estate markets as at any other time; conversely, a Partnership may be unprofitable (as well as profitable) during periods of general favorable economic conditions.

  The table below is an empirical example of how different assets can react to business cycles. In each case, the asset class is represented by a recognized industry index for that asset.

               ANNUAL RETURNS OF VARIOUS ASSET CLASSES OVER TIME

                           BONDS                       MANAGED
              STOCKS   (SALOMON CORP. INT'L STOCKS FUTURES (BARCLAY
             (S&P 500)  BOND INDEX)   (EAFE INDEX)    CTA INDEX)
             --------- -------------- ------------ ----------------
       1981    -5.0%        -1.2%         -1.0%          23.9%
       1982    21.6%        42.5%         -0.9%          16.7%
       1983    22.5%         6.3%         24.6%          23.8%
       1984     6.2%        16.8%          7.9%           8.7%
       1985    31.7%        30.1%         56.7%          25.5%
       1986    18.6%        19.9%         70.0%           3.8%
       1987     5.2%        -0.2%         24.9%          57.3%
       1988    16.5%        10.7%         28.6%          21.8%
       1989    31.6%        16.2%         10.8%           1.8%
       1990    -3.1%         6.8%        -23.2%          21.0%
       1991    30.4%        19.9%         12.5%           3.7%
       1992     7.6%         9.4%        -11.8%          -0.9%
       1993    10.1%        13.2%         32.9%          10.4%
       1994     1.3%        -5.8%          8.1%          -0.7%
       1995    37.5%        27.2%         11.5%          13.7%

  Performance data for stocks, bonds and international stocks is provided by Thomson Investment Software, Rockville, MD. Managed futures performance data is represented by the Barclay CTA Index, Fairfield, IA.

  THE PERFORMANCE INFORMATION OF THE ASSET CLASSES ABOVE DOES NOT REFLECT THE EFFECT OF FEES IDENTICAL TO THOSE TO BE PAID BY THE PARTNERSHIPS, INCLUDING MANAGEMENT, INCENTIVE AND BROKERAGE FEES. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. PLEASE NOTE THAT WHILE THE BARCLAY CTA INDEX REFLECTS RESULTS NET OF ACTUAL FEES AND EXPENSES, IT INCLUDES ACCOUNTS WITH TRADING ADVISORS AND FEE STRUCTURES THAT DIFFER FROM PUBLIC MANAGED FUTURES FUNDS (SUCH AS THE DEAN WITTER SPECTRUM SERIES). ACCORDINGLY, WHILE THE BARCLAY CTA INDEX IS BELIEVED TO BE REPRESENTATIVE OF MANAGED FUTURES IN GENERAL, THE PERFORMANCE OF PUBLIC MANAGED FUTURE FUNDS AS A SUBCLASS MAY DIFFER. SEE "THE SPECTRUM SERIES--PERFORMANCE RECORDS" ON PAGES S-2-S-4, AND "THE TRADING MANAGERS" ON PAGES 58-136 AND S-18-S-39, FOR PERFORMANCE INFORMATION ABOUT THE PARTNERSHIPS AND THE TRADING MANAGERS.

                                ---------------

  Over time, managed futures investments have demonstrated that they have the potential to perform independently of traditional markets such as stocks and bonds. The factors that influence the stock and bond markets can affect the futures markets in different ways and to varying degrees.

                          MANAGED FUTURES VS. STOCKS
                      12-MONTH HOLDING PERIOD PERFORMANCE

          S&P 500 INDEX  BARCLAY CTA INDEX
Dec-81      -0.05125517        0.238974795
           -0.022535339        0.196832016
           -0.091736376        0.223789826
           -0.131036252           0.368065
           -0.072514199        0.341574103
            -0.10583704        0.336392283
           -0.113933079        0.225772142
           -0.131619051        0.145246968
             0.03339177        0.159138858
            0.099676624        0.301428705
            0.163320154        0.290245086
            0.162202641        0.149746075
Dec-82      0.215897843        0.166788936
            0.277493477        0.358442068
            0.382937372        0.198935539
            0.441312641        0.139737114
             0.48678425        0.138818532
            0.525262117        0.212340549
             0.60888052        0.038468078
            0.589220107         0.17833218
            0.438945919        0.232108414
            0.441789687        0.128484696
            0.277567893        0.185776457
            0.254227728        0.195004299
Dec-83      0.224687517        0.237498149
            0.173904911        0.062176332
            0.107349209        0.156656891
            0.085992426        0.155863419
            0.015538793         0.13593474
           -0.032625005         0.07697618
           -0.048453085        0.061557181
           -0.030795513        0.249017969
            0.060873087        0.053637017
            0.046225928        0.093494132
            0.063168854        0.028741408
            0.029847207        0.041516136
Dec-84      0.061932899        0.087411739
            0.151673704        0.097793527
            0.207765594         0.16019839
            0.188764364        0.125723526
            0.176982746        0.132075727
            0.319118381        0.101849347
            0.311374038        0.162689894
            0.325974375        0.092064127
            0.183948308        0.167796403
            0.147245914        0.036730967
            0.195238262         0.15371491
            0.291920841        0.244922847
Dec-85      0.319622844        0.255014002
            0.231484771        0.246449009
            0.306931466         0.35922128
            0.378740877        0.450989991
             0.36493966        0.388077259
            0.358489096        0.316029817
            0.359826207        0.362630844
            0.284960896        0.234570339
            0.391177416        0.319025099
            0.316521883         0.34946084
            0.331625372        0.210097134
            0.275570065        0.130456582
Dec-86      0.186718315        0.038202133
            0.338891953        0.126256183
            0.296506166       -0.007248685
            0.263356864       -0.028397052
            0.265911669         0.26483494
            0.213015079        0.292611808
            0.252375454        0.269262403
            0.394329041        0.287456214
            0.346293479        0.204165339
             0.43585062        0.284239024
            0.065352306        0.347779304
           -0.044928301         0.49661383
Dec-87      0.054007333        0.572672009
           -0.030498983         0.39634943
           -0.025837921        0.397598535
           -0.081693664        0.305660158
           -0.062234096        0.027350351
           -0.065022305        0.139930964
           -0.068584122        0.500901222
           -0.115553714        0.315169543
           -0.177814633        0.345001996
           -0.123170413        0.346070319
            0.149372786        0.360023379
            0.232007444        0.285134435
Dec-88      0.165598109        0.217567042
            0.199092314        0.259261131
            0.117622882         0.20711498
            0.179841056        0.295614243
            0.227640942        0.315173239
            0.266691148        0.351025134
            0.204930887        0.074033163
            0.317214012        0.149989083
            0.390999854        0.077128232
            0.328318179        0.036094777
             0.26248318       -0.039131206
            0.307388574       -0.042127483
Dec-89      0.315094203        0.017999763
            0.143666655        0.018601656
            0.187111899        0.063553929
            0.190589756        0.057089493
            0.103528589        0.133416772
            0.164126977       -0.042894751
            0.162957013       -0.043367255
            0.063823178        0.028287711
           -0.050083231        0.164999634
           -0.092047423        0.234928444
           -0.074408263         0.32872048
           -0.034441594        0.292742431
Dec-90     -0.030669881        0.210240036
            0.084528878        0.133482635
            0.147819877         0.11526414
            0.145584598        0.128904536
            0.177275971        0.059468374
            0.119218528        0.102963634
            0.075305529         0.11854437
            0.129178554        0.023443742
            0.269549489       -0.059149291
             0.31088984       -0.059698533
            0.334556878       -0.078848518
            0.203988746       -0.072092354
Dec-91       0.30471155        0.037261788
            0.226054296        0.041297402
            0.159595266        0.022607181
            0.109817527       -0.037113551
            0.139692977       -0.026415901
            0.098090343       -0.017708167
            0.132585332       -0.000676417
            0.126101062        0.078636616
            0.077619217        0.125046149
            0.109410629        0.077621594
            0.098480478        0.089584298
            0.183243304        0.099691153
Dec-92      0.075965412       -0.009148588
            0.105548985        0.019081388
            0.106641419         0.10362988
            0.151764423        0.118353933
            0.092498869        0.163448855
            0.116461955        0.179270908
            0.136864305        0.140202761
            0.087767474        0.133644223
            0.153389439        0.073692948
            0.130595177        0.081986539
            0.149719685        0.073671043
            0.100748077        0.062636182
Dec-93      0.099661455        0.103688195
            0.127997622        0.086940102
            0.082343228         0.01572785
            0.014498014        0.041554898
            0.052918103       -0.008605254
             0.04264573        0.012676923
            0.014578498        0.027920227
            0.052230861       -0.019159332
            0.055274922       -0.019159332
            0.037190575        0.005868675
            0.038205437        0.012546138
            0.010911866        0.028014891
Dec-94       0.01390864       -0.006528486
            0.006071666        0.008984875
            0.074385174         0.05853324
            0.156339318        0.104078285
            0.174585313        0.137123078
            0.202358752        0.112008564
            0.260259211        0.070891373
            0.260259211        0.068835296
            0.214211285        0.128846273
            0.297649413         0.10864073
            0.264669061        0.107422195
            0.369729847        0.100451797
Dec-95      0.375127792        0.136392593

Data:   December 1981 - December 1995
        Stocks: S&P 500 Index (Thomson Investment Software, Rockville, MD) Managed Futures: Barclay CTA Index (Barclay Trading Group, Fairfield,
        IA)

Notes to this table appear on page S-43

Notes to "Managed Futures vs. Stocks" Table:

  Managed futures investments can serve to diversify a portfolio and smooth overall portfolio volatility. Several academic studies, such as the late John Lintner's of Harvard University, indicate that the nature of the futures markets traded, combined with the ability to profit in rising or declining markets as well as in bull or bear market cycles, have contributed to the non-correlated nature of returns experienced by managed futures investments.

  The chart above illustrates the performance of managed futures against that of stocks from 1981 through 1995, using the recognized market indices of each asset. Stocks are represented by the S&P 500 Index, Thomson Investment Software, Rockville, MD; managed futures are represented by the Barclay CTA Index, Barclay Trading Group, Fairfield, IA. Each bar represents the asset class performance derived from successive 12-month hypothetical holding periods or windows. (A 12-month holding period is defined as a period of 12 consecutive months, i.e., from January 1989 to December 1989; the next would be from February 1989 to January 1990, etc.)

  By overlaying returns, investors can see the potential benefits of a diversified portfolio that includes both traditional asset classes as well as assets that are non-traditional and non-correlated. There are many times when both the managed futures and stock indices showed positive performance. Obviously, though, there is no investment that only appreciates. There are 19 periods when managed futures showed negative returns, while stocks experienced 26 periods of negative returns during the studied time frame. While not a guarantee of future results, this chart provides clear indication of the non-correlated aspect of managed futures. This non-correlation enables investors with managed futures to potentially lower the overall volatility of their portfolios.

  THE PERFORMANCE INFORMATION OF THE ASSET CLASSES ABOVE DOES NOT REFLECT THE EFFECT OF FEES IDENTICAL TO THOSE TO BE PAID BY THE PARTNERSHIPS, INCLUDING MANAGEMENT, INCENTIVE AND BROKERAGE FEES. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. PLEASE NOTE THAT WHILE THE BARCLAY CTA INDEX REFLECTS RESULTS NET OF ACTUAL FEES AND EXPENSES, IT INCLUDES ACCOUNTS WITH TRADING ADVISORS AND FEE STRUCTURES THAT DIFFER FROM PUBLIC MANAGED FUTURES FUNDS (SUCH AS THE DEAN WITTER SPECTRUM SERIES). ACCORDINGLY, WHILE THE BARCLAY CTA INDEX IS BELIEVED TO BE REPRESENTATIVE OF MANAGED FUTURES IN GENERAL, THE PERFORMANCE OF PUBLIC MANAGED FUTURE FUNDS AS A SUBCLASS MAY DIFFER. SEE "THE SPECTRUM SERIES-- PERFORMANCE RECORDS" ON PAGES S-3-S-5, AND "THE TRADING MANAGERS" ON PAGES 58-136 AND S-18-S-39, FOR PERFORMANCE INFORMATION ABOUT THE PARTNERSHIPS AND THE TRADING MANAGERS.

                                ---------------

  Each Partnership's combined benefits of aggressive growth potential (with commensurate risk) and diversification can potentially reduce overall portfolio volatility while maximizing profits. By combining asset classes, investors strive to create a portfolio mix that provides the potential to offer the greatest possible return within acceptable levels of volatility. While past performance is no guarantee of future results, a managed futures investment such as the Partnerships may profit (with commensurate risk) in sustained futures interests market moves, regardless of their direction, a potential enhancement to an investor's overall portfolio.

  The trading managers' speculative trading techniques will be the primary factors in the Partnerships' future success or failure. Investors should note that there are always two parties to a futures interests contract; consequently, for any gain achieved by one party on a futures interests contract, a corresponding loss is suffered by the other. Therefore, due to the nature of futures interests trading, only 50% of futures interests held by all market participants can experience gain at any one time, without reference to brokerage commissions and other costs of trading, which may reduce or eliminate any gain that would otherwise be achieved.

                          INDEPENDENT AUDITORS' REPORT

To the Limited Partners and the General Partner of
Dean Witter Spectrum Balanced L.P.
Dean Witter Spectrum Strategic L.P.
Dean Witter Spectrum Technical L.P.:

We have audited the accompanying statements of financial condition of Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P. and Dean Witter Spectrum Technical L.P. (the "Partnerships"), as of December 31, 1995 and 1994 and the related statements of operations, changes in partners' capital, and cash flows for the year ended December 31, 1995 and for the period from November 2, 1994 (commencement of operations) to December 31, 1994. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P. and Dean Witter Spectrum Technical L.P., as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from November 2, 1994 (commencement of operations) to December 31, 1994 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

February 21, 1996
New York, New York

                       DEAN WITTER SPECTRUM BALANCED L.P.

                       STATEMENTS OF FINANCIAL CONDITION

                                                              DECEMBER 31,
                                              JUNE 30,    --------------------
                                                1996         1995      1994
                                             -----------  ---------- ---------
                                                  $           $          $
                                             (UNAUDITED)
ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                        18,153,795   13,409,068 3,260,143
 Net unrealized gain on open contracts          165,468      392,428    18,804
 Net option premiums received                  (120,200)         --        --
                                             ----------   ---------- ---------
  Total Trading Equity                       18,199,063   13,801,496 3,278,947
Subscriptions receivable                        579,455    1,061,057   522,720
Interest receivable (DWR)                        75,134       61,129    16,204
                                             ----------   ---------- ---------
  Total Assets                               18,853,652   14,923,682 3,817,871
                                             ==========   ========== =========
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                             346,795       38,746       --
Accrued brokerage commissions (DWR)              90,418       66,673    16,573
Accrued management fees                          18,837       13,890     3,453
Incentive fees payable                              --        49,873       --
                                             ----------   ---------- ---------
  Total Liabilities                             456,050      169,182    20,026
                                             ----------   ---------- ---------
PARTNERS' CAPITAL
Limited Partners (1,673,582.146,
 1,209,758.681 and 376,514.897 Units,
 respectively)                               18,204,494   14,604,689 3,701,277
General Partner (17,752.928, 12,409.369 and
 9,823.400 Units, respectively)                 193,108      149,811    96,568
                                             ----------   ---------- ---------
  Total Partners' Capital                    18,397,602   14,754,500 3,797,845
                                             ----------   ---------- ---------
  Total Liabilities and Partners' Capital    18,853,652   14,923,682 3,817,871
                                             ==========   ========== =========
NET ASSET VALUE PER UNIT                          10.88        12.07      9.83
                                             ==========   ========== =========



   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM STRATEGIC L.P.

                       STATEMENTS OF FINANCIAL CONDITION

                                            DECEMBER 31,
                             JUNE 30,   ----------------------
                               1996        1995        1994
                            ----------- ----------  ----------
                                 $          $           $
                            (UNAUDITED)
 ASSETS
 Equity in Commodity
 futures trading accounts:
  Cash                      38,872,293  29,593,927   9,649,168
  Net unrealized gain on
   open contracts              917,324   1,819,403     367,611
  Net option premiums
   received                     30,832     (19,873)    (46,457)
                            ----------  ----------  ----------
   Total Trading Equity     39,820,449  31,393,457   9,970,322
 Subscriptions receivable    2,224,620   1,547,750   2,036,646
 Interest receivable (DWR)     129,454     108,075      35,804
                            ----------  ----------  ----------
   Total Assets             42,174,523  33,049,282  12,042,772
                            ==========  ==========  ==========
 LIABILITIES AND PARTNERS' CAPITAL
 LIABILITIES
 Redemptions payable           385,260      77,310         --
 Accrued brokerage
  commissions (DWR)            296,746     212,825      72,060
 Accrued management fees       135,655      97,291      32,942
 Incentive fees payable            --      198,924      18,841
                            ----------  ----------  ----------
   Total Liabilities           817,661     586,350     123,843
                            ----------  ----------  ----------
 PARTNERS' CAPITAL
 Limited Partners
  (4,021,226.369,
  2,905,719.741 and
  1,178,097.030 Units,
  respectively)             40,935,627  32,132,595  11,971,839
 General Partner
  (41,379.149, 29,872.079
  and 12,697.303 Units,
  respectively)                421,235     330,337     127,090
                            ----------  ----------  ----------
   Total Partners' Capital  41,356,862  32,462,932  11,918,929
                            ----------  ----------  ----------
   Total Liabilities and
    Partners' Capital       42,174,523  33,049,282  12,042,772
                            ==========  ==========  ==========
 NET ASSET VALUE PER UNIT        10.18       11.06       10.01
                            ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM TECHNICAL L.P.

                       STATEMENTS OF FINANCIAL CONDITION

                                                          DECEMBER 31,
                                           JUNE 30,   ---------------------
                                             1996        1995         1994
                                          ----------- ---------- --------------
                                               $          $          $
                                          (UNAUDITED)
ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                     78,537,769  52,705,410 11,829,496
 Net unrealized gain on open contracts     3,500,193   4,086,548    724,455
                                          ----------  ---------- ----------
  Total Trading Equity                    82,037,962  56,791,958 12,553,951
Subscriptions receivable                   5,170,213   3,091,196  2,484,249
Interest receivable (DWR)                    263,101     192,688     46,478
                                          ----------  ---------- ----------
  Total Assets                            87,471,276  60,075,842 15,084,678
                                          ==========  ========== ==========
LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Redemptions payable                          643,870     184,326        --
Accrued brokerage commissions (DWR)          575,275     387,839     91,924
Accrued management fees                      262,983     177,298     42,022
Incentive fees payable                           --          --      19,678
                                          ----------  ---------- ----------
  Total Liabilities                        1,482,128     749,463    153,624
                                          ----------  ---------- ----------
PARTNERS' CAPITAL
Limited Partners (7,162,981.544,
 5,105,307.329 and 1,509,924.871 Units,
 respectively)                            85,124,376  58,726,495 14,771,789
General Partner (72,768,158, 52,150.079
 and 16,279.549 Units, respectively)         864,772     599,884    159,265
                                          ----------  ---------- ----------
  Total Partners' Capital                 85,989,148  59,326,379 14,931,054
                                          ----------  ---------- ----------
  Total Liabilities and Partners' Capital 87,471,276  60,075,842 15,084,678
                                          ==========  ========== ==========
NET ASSET VALUE PER UNIT                       11.88       11.50       9.78
                                          ==========  ========== ==========


   The accompanying notes are an integral part of these financial statements.

                       DEAN WITTER SPECTRUM BALANCED L.P.

                            STATEMENTS OF OPERATIONS

                                                                      FOR THE
                                                                    PERIOD FROM
                          FOR THE SIX MONTHS     FOR THE YEAR    NOVEMBER 2, 1994
                            ENDED JUNE 30,          ENDED          (COMMENCEMENT
                        ------------------------ DECEMBER 31,    OF OPERATIONS) TO
                           1996         1995         1995        DECEMBER 31, 1994
                        -----------  ----------- ------------    -----------------
                             $            $           $                  $
                        (UNAUDITED)  (UNAUDITED)
REVENUES
Trading Profit (Loss):
 Realized               (1,190,031)     893,810    1,508,581          (61,916)
 Net change in
  unrealized              (226,960)     161,952      373,624           18,804
                        ----------    ---------   ---------           -------
  Total Trading Results (1,416,991)   1,055,762    1,882,205          (43,112)
Interest income (DWR)      401,024      152,706      447,608           25,896
                        ----------    ---------   ---------           -------
  Total Revenues        (1,015,967)   1,208,468    2,329,813          (17,216)
                        ----------    ---------   ---------           -------
EXPENSES
Brokerage commissions
 (DWR)                     494,446      170,162      503,995           29,040
Management fees            103,010       35,450      104,999            6,050
Incentive fees                 --       111,283      161,155              --
                        ----------    ---------   ---------           -------
  Total Expenses           597,456      316,895      770,149           35,090
                        ----------    ---------   ---------           -------
NET INCOME (LOSS)       (1,613,423)     891,573    1,559,664          (52,306)
                        ==========    =========        =========      =======
Net Income (Loss)
 Allocation:
Limited Partners        (1,596,720)     874,955    1,536,421          (50,640)
General Partner            (16,703)      16,618        23,243          (1,666)
Net Income (Loss) per
 Unit:
Limited Partners             (1.19)        1.69           2.24           (.17)
General Partner              (1.19)        1.69           2.24           (.17)



   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM STRATEGIC L.P.

                            STATEMENTS OF OPERATIONS

                                                                  FOR THE
                                                                PERIOD FROM
                                                              NOVEMBER 2, 1994
                                                               (COMMENCEMENT
                          FOR THE SIX MONTHS     FOR THE YEAR  OF OPERATIONS)
                            ENDED JUNE 30,          ENDED            TO
                        ------------------------ DECEMBER 31,   DECEMBER 31,
                           1996         1995         1995           1994
                        -----------  ----------- ------------ ----------------
                             $            $           $              $
                        (UNAUDITED)  (UNAUDITED)
REVENUES
Trading Profit (Loss):
 Realized                  (65,275)     766,814   3,408,036       (221,731)
 Net change in
  unrealized              (902,079)    (407,543)  1,451,792        367,611
                        ----------    ---------   ---------       --------
  Total Trading Results   (967,354)     359,271   4,859,828        145,880
Interest income (DWR)      720,784      343,248     887,226         55,127
                        ----------    ---------   ---------       --------
  Total Revenues          (246,570)     702,519   5,747,054        201,007
                        ----------    ---------   ---------       --------
EXPENSES
Brokerage commissions
 (DWR)                   1,584,267      716,675   1,802,579        121,039
Management fees            724,237      327,623     824,036         55,333
Incentive fees             396,899      238,386     437,310         18,841
                        ----------    ---------   ---------       --------
  Total Expenses         2,705,403    1,282,684   3,063,925        195,213
                        ----------    ---------   ---------       --------
NET INCOME (LOSS)       (2,951,973)    (580,165)  2,683,129          5,794
                        ==========    =========   =========       ========
Net Income (Loss)
 Allocation:
Limited Partners        (2,922,871)    (560,292)  2,659,882          5,704
General Partner            (29,102)     (19,873)     23,247             90
Net Income (Loss) per Unit:
Limited Partners              (.88)        (.18)       1.05            .01
General Partner               (.88)        (.18)       1.05            .01





   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM TECHNICAL L.P.

                            STATEMENTS OF OPERATIONS

                                                                  FOR THE
                                                                PERIOD FROM
                                                             NOVEMBER 2, 1994
                          FOR THE SIX MONTHS      FOR THE      (COMMENCEMENT
                            ENDED JUNE 30,       YEAR ENDED  OF OPERATIONS) TO
                        ----------------------- DECEMBER 31,   DECEMBER 31,
                           1996        1995         1995           1994
                        ----------- ----------- ------------ -----------------
                             $           $           $               $
                        (UNAUDITED) (UNAUDITED)
REVENUES
Trading Profit (Loss):
 Realized                6,081,909   4,706,695   4,446,595       (786,137)
 Net change in
  unrealized              (586,355)    154,964   3,362,093        724,455
                         ---------   ---------   ---------       --------
  Total Trading Results  5,495,554   4,861,659   7,808,688        (61,682)
Interest income (DWR)    1,374,738     470,963   1,430,845         67,617
                         ---------   ---------   ---------       --------
  Total Revenues         6,870,292   5,332,622   9,239,533          5,935
                         ---------   ---------   ---------       --------
EXPENSES
Brokerage commissions
 (DWR)                   3,055,877   1,015,387   3,003,934        149,907
Management fees          1,396,972     464,177   1,373,227         68,529
Incentive fees              12,659     600,504     600,504         19,678
                         ---------   ---------   ---------       --------
  Total Expenses         4,465,508   2,080,068   4,977,665        238,114
                         ---------   ---------   ---------       --------
NET INCOME (LOSS)        2,404,784   3,252,554   4,261,868       (232,179)
                         =========   =========   =========       ========
Net Income (Loss)
 Allocation:
 Limited Partners        2,379,896   3,226,771   4,226,249       (229,460)
 General Partner            24,888      25,783      35,619         (2,719)
Net Income (Loss) per
 Unit:
 Limited Partners              .38        1.69        1.72           (.22)
 General Partner               .38        1.69        1.72           (.22)



   The accompanying notes are an integral part of these financial statements.

                          DEAN WITTER SPECTRUM SERIES

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED), THE YEAR ENDED DECEMBER 31,
   1995, AND THE PERIOD FROMNOVEMBER 2, 1994 (COMMENCEMENT OF OPERATIONS) TO
                               DECEMBER 31, 1994

                       UNITS OF
                      PARTNERSHIP    LIMITED    GENERAL
                       INTEREST      PARTNERS   PARTNER    TOTAL
                     -------------  ----------  -------  ----------
                                        $          $         $

DEAN WITTER SPECTRUM BALANCED L.P.
Partners' Capital,
November 2, 1994             2.000          10       10          20
Initial Offering       249,337.719   2,395,153   98,224   2,493,377
Continuous Offering    136,998.578   1,356,754      --    1,356,754
Net Loss                       --      (50,640)  (1,666)    (52,306)
                     -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1994      386,338.297   3,701,277   96,568   3,797,845
Continuous Offering    856,935.520   9,609,381   30,000   9,639,381
Net Income                     --    1,536,421   23,243   1,559,664
Redemptions            (21,105.767)   (242,390)     --     (242,390)
                     -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1995    1,222,168.050  14,604,689  149,811  14,754,500
Continuous Offering    520,786.541   5,763,236   60,000   5,823,236
Net Loss                       --   (1,596,720) (16,703) (1,613,423)
Redemptions            (51,619.517)   (566,711)     --     (566,711)
                     -------------  ----------  -------  ----------
Partners' Capital,
June 30, 1996        1,691,335.074  18,204,494  193,108  18,397,602
                     =============  ==========  =======  ==========

DEAN WITTER SPECTRUM STRATEGIC L.P.
Partners' Capital,
November 2, 1994             2.000          10       10          20
Initial Offering       671,717.229   6,617,182   99,990   6,717,172
Continuous Offering    519,075.104   5,168,943   27,000   5,195,943
Net Income                     --        5,704       90       5,794
                     -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1994    1,190,794.333  11,791,839  127,090  11,918,929
Continuous Offering  1,880,517.736  19,071,379  180,000  19,251,379
Net Income                     --    2,659,882   23,247   2,683,129
Redemptions           (135,720.249) (1,390,505)     --   (1,390,505)
                     -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1995    2,935,591.820  32,132,595  330,337  32,462,932
Continuous Offering  1,247,524.887  12,991,881  120,000  13,111,881
Net Loss                       --   (2,922,871) (29,102) (2,951,973)
Redemptions           (120,511.189) (1,265,978)     --   (1,265,978)
                     -------------  ----------  -------  ----------
Partners' Capital,
June 30, 1996        4,062,605.518  40,935,627  421,235  41,356,862
                     =============  ==========  =======  ==========



   The accompanying notes are an integral part of these financial statements.

                          DEAN WITTER SPECTRUM SERIES

            STATEMENTS OF CHANGES IN PARTNERS' CAPITAL--(CONCLUDED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED), THE YEAR ENDED DECEMBER 31,
   1995, AND THE PERIOD FROM NOVEMBER 2, 1994 (COMMENCEMENT OF OPERATIONS) TO
                               DECEMBER 31, 1994

                                           UNITS OF
                                          PARTNERSHIP    LIMITED    GENERAL
                                           INTEREST      PARTNERS   PARTNER    TOTAL
                                         -------------  ----------  -------  ----------
                                                            $          $         $
DEAN WITTER SPECTRUM TECHNICAL L.P.
Partners' Capital,
November 2, 1994                                 2.000          10       10          20
Initial Offering                           795,200.117   7,838,027  113,974   7,952,001
Continuous Offering                        731,002.303   7,163,212   48,000   7,211,212
Net Loss                                           --     (229,460)  (2,719)   (232,179)
                                         -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1994                        1,526,204.420  14,771,789  159,265  14,931,054
Continuous Offering                      3,799,373.914  41,608,374  405,000  42,013,374
Net Income                                         --    4,226,249   35,619   4,261,868
Redemptions                               (168,120.926) (1,879,917)     --   (1,879,917)
                                         -------------  ----------  -------  ----------
Partners' Capital,
December 31, 1995                        5,157,457.408  58,726,495  599,884  59,326,379
Continuous Offering                      2,257,056.773  26,109,899  240,000  26,349,899
Net Income                                         --    2,379,896   24,888   2,404,784
Redemptions                               (178,764.479) (2,091,914)     --   (2,091,914)
                                         -------------  ----------  -------  ----------
Partners' Capital,
June 30, 1996                            7,235,749.702  85,124,376  864,772  85,989,148
                                         =============  ==========  =======  ==========



   The accompanying notes are an integral part of these financial statements.

                       DEAN WITTER SPECTRUM BALANCED L.P.

                            STATEMENTS OF CASH FLOWS

                                                                        FOR THE
                                                                      PERIOD FROM
                                                                   NOVEMBER 2, 1994
                            FOR THE SIX MONTHS          FOR THE      (COMMENCEMENT
                              ENDED JUNE 30,           YEAR ENDED  OF OPERATIONS) TO
                          -------------------------   DECEMBER 31,   DECEMBER 31,
                             1996          1995           1995           1994
                          -----------   -----------   ------------ -----------------
                               $             $             $               $
                          (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net income (loss)          (1,613,423)     891,573      1,559,664        (52,306)
Noncash item included in
 net income (loss):
 Net change in
  unrealized                  226,960     (161,952)      (373,624)       (18,804)
(Increase) decrease in
 operating assets:
 Net option premiums          120,200          --             --             --
 Interest receivable
  (DWR)                       (14,005)     (19,237)       (44,925)       (16,204)
Increase (decrease) in
 operating liabilities:
 Accrued brokerage
  commissions (DWR)            23,745       23,375         50,100         16,573
 Accrued management fees        4,947        4,869         10,437          3,453
 Incentive fees payable       (49,873)       4,934         49,873            --
                          -----------   ----------     ----------      ---------
Net cash provided by
 (used for) operating
 activities                (1,301,449)     743,562      1,251,525        (67,288)
                          -----------   ----------     ----------      ---------
CASH FLOWS FROM
 FINANCING ACTIVITIES
Increase in redemptions
 payable                      308,049       18,432         38,746            --
Redemptions of units         (566,711)     (62,580)      (242,390)           --
(Increase) decrease in
 subscriptions
 receivable                   481,602     (565,909)      (538,337)      (522,720)
Offering of units           5,823,236    4,496,397      9,639,381      3,850,131
                          -----------   ----------     ----------      ---------
Net cash provided by
 financing activities       6,046,176    3,886,340      8,897,400      3,327,411
                          -----------   ----------     ----------      ---------
Net increase in cash        4,744,727    4,629,902     10,148,925      3,260,123
Balance at beginning of
 period                    13,409,068    3,260,143      3,260,143             20
                          -----------   ----------     ----------      ---------
Balance at end of period   18,153,795    7,890,045     13,409,068      3,260,143
                          ===========   ==========     ==========      =========


   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM STRATEGIC L.P.

                            STATEMENTS OF CASH FLOWS

                                                                      FOR THE
                                                                    PERIOD FROM
                                                                 NOVEMBER 2, 1994
                            FOR THE SIX MONTHS        FOR THE      (COMMENCEMENT
                              ENDED  JUNE 30,        YEAR ENDED  OF OPERATIONS) TO
                          ------------------------  DECEMBER 31,   DECEMBER 31,
                             1996         1995          1995           1994
                          -----------  -----------  ------------ -----------------
                               $            $            $               $
                          (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES
Net income (loss)         (2,951,973)    (580,165)    2,683,129          5,794
Noncash item included in
 net income (loss):
 Net change in
  unrealized                 902,079      407,543    (1,451,792)      (367,611)
(Increase) decrease in
 operating assets:
 Net option premiums         (50,705)    (101,422)      (26,584)        46,457
 Interest receivable
  (DWR)                      (21,379)     (37,580)      (72,271)       (35,804)
Increase (decrease) in
 operating liabilities:
 Accrued brokerage com-
  missions (DWR)              83,921       83,928       140,765         72,060
 Accrued management fees      38,364       38,367        64,349         32,942
 Incentive fees payable     (198,924)     (18,841)      180,083         18,841
                          ----------   ----------    ----------     ----------
Net cash provided by
 (used for) operating
 activities               (2,198,617)    (208,170)    1,517,679       (227,321)
                          ----------   ----------    ----------     ----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES
(Increase) decrease in
 subscriptions receiv-
 able                       (676,870)     706,137       488,896     (2,036,646)
Offering of units         13,111,881   10,359,788    19,251,379     11,913,115
Increase in redemptions
 payable                     307,950       94,342        77,310            --
Redemptions of units      (1,265,978)    (437,097)   (1,390,505)           --
                          ----------   ----------    ----------     ----------
Net cash provided by fi-
 nancing activities       11,476,983   10,723,170    18,427,080      9,876,469
                          ----------   ----------    ----------     ----------
Net increase in cash       9,278,366   10,515,000    19,944,759      9,649,148
Balance at beginning of
 period                   29,593,927    9,649,168     9,649,168             20
                          ----------   ----------    ----------     ----------
Balance at end of period  38,872,293   20,164,168    29,593,927      9,649,168
                          ==========   ==========    ==========     ==========


   The accompanying notes are an integral part of these financial statements.

                      DEAN WITTER SPECTRUM TECHNICAL L.P.

                            STATEMENTS OF CASH FLOWS

                                                                      FOR THE
                                                                    PERIOD FROM
                                                                  NOVEMBER 2, 1994
                             FOR THE SIX MONTHS        FOR THE    (COMMENCEMENT OF
                               ENDED JUNE 30,         YEAR ENDED   OPERATIONS) TO
                           ------------------------  DECEMBER 31,   DECEMBER 31,
                              1996         1995          1995           1994
                           -----------  -----------  ------------ ----------------
                                $            $            $              $
                           (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)           2,404,784    3,252,554     4,261,868       (232,179)
Noncash item included in net income
 (loss):
 Net change in
  unrealized                  586,355    (154,964)    (3,362,093)      (724,455)
(Increase) decrease in
 operating assets:
 Interest receivable
  (DWR)                      (70,413)     (64,383)     (146,210)       (46,478)
 Net option premiums              --      (69,748)           --             --
Increase (decrease) in
 operating liabilities:
 Accrued brokerage
  commissions (DWR)           187,436      164,722       295,915         91,924
 Accrued management fees       85,685       75,302       135,276         42,022
 Incentive fees payable           --       (19,678)      (19,678)        19,678
                           ----------   ----------    ----------     ----------
Net cash provided by
 (used for) operating
 activities                 3,193,847    3,183,805     1,165,078       (849,488)
                           ----------   ----------    ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
(Increase) decrease in
 subscriptions receivable  (2,079,017)  (1,677,662)     (606,947)    (2,484,249)
Offering of units          26,349,899   21,121,375    42,013,374     15,163,213
Increase in redemptions
 payable                      459,544       98,388       184,326            --
Redemptions of units       (2,091,914)    (442,905)   (1,879,917)           --
                           ----------   ----------    ----------     ----------
Net cash provided by
 financing activities      22,638,512   19,099,196    39,710,836     12,678,964
                           ----------   ----------    ----------     ----------
Net increase in cash       25,832,359   22,283,001    40,875,914     11,829,476
Balance at beginning of
 period                    52,705,410   11,829,496    11,829,496             20
                           ----------   ----------    ----------     ----------
Balance at end of period   78,537,769   34,112,497    52,705,410     11,829,496
                           ==========   ==========    ==========     ==========




   The accompanying notes are an integral part of these financial statements.

                          DEAN WITTER SPECTRUM SERIES

                         NOTES TO FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Spectrum Balanced L.P. ("Spectrum Balanced"), Dean Witter Spectrum Strategic L.P. ("Spectrum Strategic") and Dean Witter Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership," and collectively, the "Partnerships") are limited partnerships organized to engage in the speculative trading of futures and forward contracts, options on futures contracts and on physical commodities, and other commodities interests, including foreign currencies, financial instruments, precious and industrial metals, energy products, and agriculturals. The general partner for each Partnership is Demeter Management Corporation (the "General Partner"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and the General Partner are wholly-owned subsidiaries of Dean Witter, Discover & Co.

The General Partner is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays each Partnership interest income based upon 80% of its average daily Net Assets for the month in the case of Spectrum Strategic and Spectrum Technical and 100% in the case of Spectrum Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury Bills. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of Units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnerships' assets "Equity in Commodity futures trading accounts" consist of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts and the net option premiums paid and/or received. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because each Partnership has a master netting agreement with DWR.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS--Brokerage fees for Spectrum Balanced are accrued at a monthly rate of 1/2 of 1% of the Net Assets as of the first day of each month.

Brokerage fees for Spectrum Strategic and Spectrum Technical are accrued at a monthly rate of 35/48 of 1% of the Net Assets as of the first day of each month.

Such fees will cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES--The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses, including legal, auditing, accounting, filing fees and other related expenses, are borne by DWR through the brokerage fees paid by each Partnership.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS--Distributions, other than on redemption of Units, are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date.

CONTINUING OFFERING--Units of each Partnership are offered for sale at monthly closings, at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. DWR will pay all such costs.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day that is six months after the closing at which a person becomes a limited partner, upon five business days' advance notice by redemption form to the General Partner. Thereafter, Units may be redeemed as of the end of any month upon five business days' advance notice by redemption form to the General Partner. However, any Units redeemed at or prior to the end of the twelfth, eighteenth, or twenty-fourth full months following the closing at which such person first becomes a limited partner, may be assessed a redemption charge equal to 3%, 2% or 1%, respectively, of the Net Asset Value per Unit on the date of such redemption. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES--On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIP--Each Partnership will terminate on December 31, 2035 regardless of its financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

Each Partnership pays brokerage commissions to DWR as described in Note 1. Each Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in
Note 1. Each Partnership is authorized to issue and sell Units at monthly closings at a price per Unit equal to 100% of the Net Asset Value of a Unit of such Partnership as of the close of business on the date of such monthly closing.

3. TRADING MANAGERS

The General Partner, on behalf of each Partnership, retains certain commodity trading managers to make all trading decisions for the Partnerships. The trading managers for each Partnership are as follows:

Dean Witter Spectrum Balanced L.P.
 RXR, Inc.

Dean Witter Spectrum Strategic L.P.
 Blenheim Investments, Inc.
 A. Gary Shilling & Co., Inc.
 Willowbridge Associates Inc.

Dean Witter Spectrum Technical L.P.
 Campbell & Company, Inc.
 Chesapeake Capital Corporation
 John W. Henry & Company, Inc.

Compensation to the trading managers by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The management fee is accrued at the rate of 5/48 of 1% of the Net Assets on the first day of each month (a 1.25% annual rate) to Spectrum Balanced.

The management fee is accrued at the rate of 1/3 of 1% per month of the Net Assets allocated to each trading manager on the first day of each month (a 4% annual rate) to Spectrum Strategic and Spectrum Technical.

INCENTIVE FEE--Each Partnership will pay a monthly incentive fee equal to 15% of the "Trading Profits," as defined in the Limited Partnership Agreement, experienced with respect to each trading manager's allocated Net Assets as of the end of each calendar month. When trading losses are incurred, no incentive fee will be paid in subsequent months until all such losses are recovered.

4. FINANCIAL INSTRUMENTS

The Partnerships trade futures, financial instruments and forward contracts in interest rates, stock indices, commodities, currencies, petroleum and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At June 30, 1996, and December 31, 1995 and 1994, open contracts were:

                                             SPECTRUM BALANCED
                                      --------------------------------
                                                CONTRACT OR
                                              NOTIONAL AMOUNT
                                      --------------------------------
                                         1996        1995      1994
                                      ----------- ---------- ---------
                                           $          $          $
EXCHANGE-TRADED CONTRACTS:            (UNAUDITED)
Financial Futures:
 Commitment to Purchase               17,868,000  10,185,000 4,023,000
 Commitment to Sell                   10,786,000   1,286,000 3,560,000
 Options Written                       4,738,000         --        --
Commodity Futures:
 Commitment to Purchase                2,192,000   4,769,000    90,000
 Commitment to Sell                    1,735,000   1,109,000   553,000
Foreign Futures:
 Commitment to Purchase               15,290,000  16,671,000   152,000
 Commitment to Sell                   18,650,000      73,000 1,553,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY
 CONTRACTS:
 Commitment to Purchase               11,032,000   6,993,000       --
 Commitment to Sell                   17,116,000   6,806,000       --

                                             SPECTRUM STRATEGIC
                                      ---------------------------------
                                                 CONTRACT OR
                                               NOTIONAL AMOUNT
                                      ---------------------------------
                                         1996        1995       1994
                                      ----------- ----------- ---------
                                           $           $          $
EXCHANGE-TRADED CONTRACTS:            (UNAUDITED)
Financial Futures:
 Commitment to Purchase                12,105,000 112,590,000 6,158,000
 Commitment to Sell                    51,681,000  27,712,000 4,498,000
 Options Written                        1,692,000   9,865,000 1,920,000
Commodity Futures:
 Commitment to Purchase               103,453,000 142,365,000 6,924,000
 Commitment to Sell                    15,129,000  20,701,000 1,700,000
 Options Written                        3,342,000   8,762,000 1,717,000
Foreign Futures:
 Commitment to Purchase                12,262,000  88,628,000 9,775,000
 Commitment to Sell                     4,063,000  17,287,000 9,015,000
 Options Written                              --      200,000   615,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY
 CONTRACTS:
 Commitment to Purchase                 7,111,000     242,000       --
 Commitment to Sell                     7,111,000     242,000       --

                                              SPECTRUM TECHNICAL
                                      ----------------------------------
                                                 CONTRACT OR
                                               NOTIONAL AMOUNT
                                      ----------------------------------
                                         1996        1995        1994
                                      ----------- ----------- ----------
                                           $           $          $
EXCHANGE-TRADED CONTRACTS:            (UNAUDITED)
Financial Futures:
 Commitment to Purchase                48,751,000 107,671,000  6,075,000
 Commitment to Sell                   211,955,000  20,387,000 46,321,000
Commodity Futures:
 Commitment to Purchase                53,209,000  51,165,000  6,525,000
 Commitment to Sell                    37,859,000  15,282,000  9,668,000
Foreign Futures:
 Commitment to Purchase               124,947,000 136,327,000  8,336,000
 Commitment to Sell                    79,555,000   8,149,000 22,397,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY
 CONTRACTS:
 Commitment to Purchase                22,639,000   7,035,000 50,320,000
 Commitment to Sell                    21,598,000  44,415,000 11,158,000

A portion of the amounts indicated as off-balance-sheet risk in forward foreign currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled at June 30, 1996, and December 31, 1995 and 1994, respectively, $165,468, $392,428 and $18,804 for Spectrum Balanced, $917,324, $1,819,403 and
$367,611 for Spectrum Strategic, and $3,500,193, $4,086,548 and $724,455 for
Spectrum Technical.

For Spectrum Balanced, of the $165,468 net unrealized gain on open contracts at June 30, 1996, $215,815 related to exchange-traded futures contracts and ($50,347) related to off-exchange-traded forward currency contracts. Of the $392,428 net unrealized gain on open contracts at December 31, 1995, $428,893 related to exchange-traded futures contracts and ($36,465) related to off-exchange-traded forward currency contracts. Of the $18,804 net unrealized gain on open contracts at December 31, 1994, $20,929 related to exchange-traded futures contracts and ($2,125) related to off-exchange-traded forward currency contracts.

For Spectrum Strategic, of the $917,324 net unrealized gain on open contracts at June 30, 1996, $917,324 related entirely to exchange-traded futures contracts. Of the $1,819,403 net unrealized gain on open contracts at December 31, 1995, $1,819,403 related entirely to exchange-traded futures and option contracts. Of the $367,611 net unrealized gain on open contracts at December 31, 1994, $407,249 related to exchange-traded futures and option contracts and ($39,638) related to off-exchange-traded forward currency contracts.

For Spectrum Technical, of the $3,500,193 net unrealized gain on open contracts at June 30, 1996, $3,597,517 related to exchange-traded futures contracts and ($97,324) related to off-exchange-traded forward currency contracts. Of the $4,086,548 net unrealized gain on open contracts at December 31, 1995, $4,164,279 related to exchange-traded futures and option contracts and ($77,731) related to off-exchange-traded forward currency contracts. Of the $724,455 net unrealized gain on open contracts at December 31, 1994, $815,157 related to exchange-traded futures contracts and ($90,702) related to off-exchange-traded forward currency contracts.

The contract amounts in the above table represent the Partnerships' extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnerships' Statements of Financial Condition.

Exchange-traded contracts and off-exchange-traded forward currency contracts held by the Partnerships at June 30, 1996, and December 1995 and 1994 mature as follows:

                                    1996          1995          1994
                               -------------- ------------- -------------
 SPECTRUM BALANCED
 Exchange-Traded Contracts     December 1996    June 1996    March 1995
 Off-Exchange-Traded Forward
  Currency Contracts             July 1996    January 1996  November 1995
 SPECTRUM STRATEGIC
 Exchange-Traded Contracts       March 1997   December 1996 December 1995
 Off-Exchange-Traded Forward
  Currency Contracts             July 1996    January 1996   April 1995
 SPECTRUM TECHNICAL
 Exchange-Traded Contracts       June 1997    December 1996 December 1995
 Off-Exchange-Traded Forward
  Currency Contracts           September 1996 January 1996   March 1995

The Partnerships also have credit risk because DWR acts as the futures commission merchant or is the sole counterparty with respect to most of the Partnerships' assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnerships' exchange-traded futures contracts, is required, pursuant to regulations of the Commodity Futures Trading Commission, to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts, including an amount equal to the net unrealized gain on all open futures contracts, which funds totaled at June 30, 1996, and December 31, 1995 and 1994, respectively, $18,369,610, $13,837,961 and $3,281,072 for Spectrum Balanced, $39,789,617, $31,413,330 and $10,056,417
for Spectrum Strategic, and $82,135,286, $56,869,689 and $12,644,653 for
Spectrum Technical. With respect to the Partnerships' off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnerships are at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the six months ended June 30, 1996 and for the year ended December 31, 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                           SPECTRUM BALANCED
                             ----------------------------------------------
                               FOR THE SIX MONTHS      FOR THE YEAR ENDED
                               ENDED JUNE 30, 1996     DECEMBER 31, 1995
                             ----------------------- ----------------------
                               ASSETS    LIABILITIES   ASSETS   LIABILITIES
                             ----------- ----------- ---------- -----------
                                  $           $          $           $
EXCHANGE-TRADED CONTRACTS:
Financial Futures             17,836,000  11,585,000 10,315,000  1,410,000
Commodity Futures              4,028,000   1,084,000  2,419,000    649,000
Foreign Futures               17,087,000   6,620,000  6,285,000  1,934,000
OFF-EXCHANGE-TRADED FORWARD
 CURRENCY CONTRACTS           12,945,000  14,618,000  4,014,000  4,079,000
                                           SPECTRUM STRATEGIC
                             ----------------------------------------------
                               FOR THE SIX MONTHS      FOR THE YEAR ENDED
                               ENDED JUNE 30, 1996     DECEMBER 31, 1995
                             ----------------------- ----------------------
                               ASSETS    LIABILITIES   ASSETS   LIABILITIES
                             ----------- ----------- ---------- -----------
                                  $           $          $           $
EXCHANGE-TRADED CONTRACTS:
Financial Futures             48,025,000  39,880,000 28,704,000 16,932,000
Commodity Futures            132,768,000  10,239,000 51,920,000 11,250,000
Foreign Futures               56,332,000  18,641,000 31,941,000 11,889,000
OFF-EXCHANGE-TRADED FORWARD
 CURRENCY CONTRACTS            2,756,000   2,749,000     71,000     48,000
                                           SPECTRUM TECHNICAL
                             ----------------------------------------------
                               FOR THE SIX MONTHS      FOR THE YEAR ENDED
                               ENDED JUNE 30, 1996     DECEMBER 31, 1995
                             ----------------------- ----------------------
                               ASSETS    LIABILITIES   ASSETS   LIABILITIES
                             ----------- ----------- ---------- -----------
                                  $           $          $           $
EXCHANGE-TRADED CONTRACTS:
Financial Futures             67,263,000 142,296,000 45,660,000 26,140,000
Commodity Futures             56,827,000  18,077,000 19,938,000 11,023,000
Foreign Futures              103,809,000  57,216,000 50,015,000 19,011,000
OFF-EXCHANGE-TRADED FORWARD
 CURRENCY CONTRACTS           28,520,000  47,313,000 21,986,000 18,280,000

5. SUBSEQUENT EVENT

Effective September 1, 1996, brokerage fees were reduced to 33/48 of 1% of the Net Assets (an 8.25% annual rate) as of the first day of the month with regard to each of Spectrum Strategic and Spectrum Technical, and 11/24 of 1% of the Net Assets (a 5.50% annual rate) as of the first day of the month with regard to Spectrum Balanced.

6. UNAUDITED INTERIM INFORMATION

The unaudited financial statements included herein and the related financial information in the footnotes include, in the opinion of management, all adjustments (including normal and recurring adjustments) necessary for a fair presentation of the financial position at June 30, 1996.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Demeter Management Corporation:

We have audited the accompanying statements of financial condition of Demeter Management Corporation (a wholly-owned subsidiary of Dean Witter, Discover & Co.) (the "Company") as of December 31, 1995 and 1994. These statements of financial condition are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation as of December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 1996
(Except for Note 1, for which the date is March 31, 1996.)

                         DEMETER MANAGEMENT CORPORATION
            (WHOLLY-OWNED SUBSIDIARY OF DEAN WITTER, DISCOVER & CO.)

                       STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                            DECEMBER 31,
                                          JUNE 30,    -------------------------
                                            1996          1995         1994
                                        ------------  ------------  -----------

                                             $             $             $
                                        (UNAUDITED)
Investments in affiliated partnerships
 (Note 2).............................    16,549,236    17,788,814   12,833,311
Income taxes receivable...............       153,137           --           --
Receivable from affiliated partner-
 ship.................................         1,095         1,154        1,268
                                        ------------  ------------  -----------
    TOTAL ASSETS......................    16,703,468    17,789,968   12,834,579
                                        ============  ============  ===========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:
  Payable to Parent (Note 3)..........    15,043,753    15,314,134   11,630,183
  Accrued expenses....................        25,554        32,579       20,079
                                        ------------  ------------  -----------
    TOTAL LIABILITIES.................    15,069,307    15,346,713   11,650,262
                                        ------------  ------------  -----------
STOCKHOLDER'S EQUITY:
  Common stock, no par value:
    Authorized 1,000 shares;
    Issued and outstanding 100 shares
    at stated value of $500 per share.        50,000        50,000       50,000
  Additional paid-in capital..........   111,170,000   111,170,000   98,170,000
  Retained earnings...................     1,484,161     2,293,255    1,034,317
                                        ------------  ------------  -----------
                                         112,704,161   113,513,255   99,254,317
  Less: Notes receivable from Parent    (111,070,000) (111,070,000) (98,070,000)
   (Note 4)                             ------------  ------------  -----------
    TOTAL STOCKHOLDER'S EQUITY........     1,634,161     2,443,255    1,184,317
                                        ------------  ------------  -----------
    TOTAL LIABILITIES AND
    STOCKHOLDER'S EQUITY..............    16,703,468    17,789,968   12,834,579
                                        ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                         DEMETER MANAGEMENT CORPORATION
            (WHOLLY-OWNED SUBSIDIARY OF DEAN WITTER, DISCOVER & CO.)

                   NOTES TO STATEMENTS OF FINANCIAL CONDITION
                (INFORMATION WITH RESPECT TO 1996 IS UNAUDITED)

1.BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

  Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Dean Witter, Discover & Co. (the "Parent"), which was formerly a wholly-owned subsidiary of Sears, Roebuck and Co. ("Sears").

  Demeter manages the following commodity pools as their sole general partner:
Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership ("DWDFF"), Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio, L.P. (formerly, Dean Witter Principal Guaranteed Fund L.P. ("DWPGF")), Dean Witter Principal Guaranteed Fund II L.P. ("DWPGFII"), Dean Witter Principal Plus Fund L.P., Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P. (formerly Dean Witter Principal Secured Futures Fund L.P.), Dean Witter Select Futures Fund L.P. ("DWSFF"), Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Balanced Portfolio Account I L.P., Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Dean Witter Anchor Institutional Balanced Portfolio Account I L.P., Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P., Dean Witter Spectrum Technical L.P., DWR Chesapeake L.P. and DWR Institutional Balanced Portfolio Account III L.P.

  In November of 1995, Demeter entered into a limited partnership agreement as General Partner in DWR/JWH Futures Fund L.P. ("JWH"), a commodity pool which offered units to investors in an initial private offering period ending January 31, 1996 and began trading on February 1, 1996. Demeter's initial investment in JWH was $75,000.

  Management terminated DWPGFII as of March 31, 1996. DWPGFII was liquidated and holders of units as of March 31, 1996 received a final distribution equal to the net asset value per unit on that date multiplied by their respective number of units.

  Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

  The results of operations of Demeter are included in the consolidated federal income tax return of the Parent. Income tax expense is calculated on a separate company basis.

  Demeter reopened DWDFF for additional investment and on June 29, 1995 DWDFF registered with the Securities and Exchange Commission 75,000 units which were offered to investors for a limited time in a public offering.

  BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

2.INVESTMENTS IN AFFILIATED PARTNERSHIPS

  The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than, one percent of the aggregate capital contributed to the partnership by all partners.

  The total assets and partners' capital of all the funds managed by Demeter at June 30, 1996, December 31, 1995 and December 31, 1994 were as follows:

                                                             DECEMBER 31,
                                           JUNE 30,    -------------------------
                                             1996          1995         1994
                                         ------------- ------------- -----------
                                               $             $            $
                                          (UNAUDITED)
   Total assets......................... 1,007,299,365 1,091,082,360 907,037,211
   Total liabilities....................    25,029,889    20,934,451  22,472,852
   Total partners' capital..............   982,269,476 1,070,147,909 884,564,359


  Demeter's investments in the above limited partnerships are carried at market value with changes in such market value reflected currently in operations.

3.PAYABLE TO PARENT

  The payable to Parent is primarily for amounts due for the purchase of partnership investments and income tax payments made by the Parent on behalf of Demeter.

4.NET WORTH REQUIREMENT

  At June 30, 1996, December 31, 1995 and December 31, 1994, Demeter held non-interest bearing notes from the Parent that were payable on demand. These notes were received in connection with additional capital contributions aggregating $111,070,000, $111,070,000 and $98,070,000, respectively.

  The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less).

  In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from the Parent are included in net worth for purposes of this calculation.

5.SUBSEQUENT EVENTS (UNAUDITED)

  Management determined to reopen DWSFF for additional investment and on August 13, 1996, registered with the Securities and Exchange Commission 60,000 Units to be offered to investors for a limited time in a public offering.

  On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by Dean Witter Reynolds Inc. ("DWR"). Named defendants include DWR, Demeter Management Corporation, Dean Witter Futures and Currency Management Inc., Dean Witter, Discover & Co. (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Also, on September 18 and 20, 1996 similar purported class actions were filed in the Supreme Court of the State of New York, New York County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition of any of the Dean Witter Parties.

6. UNAUDITED INTERIM INFORMATION

  The unaudited financial statement included herein and the related financial information in the footnotes include in the opinion of management, all adjustments (including normal and recurring adjustments) measuring for a fair presentation of the financial position at June 30, 1996.

                      DEAN WITTER SPECTRUM STRATEGIC L.P.
                      DEAN WITTER SPECTRUM TECHNICAL L.P.
                       DEAN WITTER SPECTRUM BALANCED L.P.

                 SUPPLEMENT TO PROSPECTUS DATED APRIL 30, 1996

  The Prospectus dated April 30, 1996 is supplemented by a Supplement dated October 23, 1996. The Supplement is an integral part of, and must be read together with, the Prospectus.

October 23, 1996

                          DEAN WITTER SPECTRUM SERIES

                        SUPPLEMENT TO CUSTOMER BROCHURE

         FOR DISTRIBUTION SOLELY IN THE COMMONWEALTH OF MASSACHUSETTS

  Certain tables in the brochure to which this Supplement is attached reflect historical performance results for managed futures, derived from the "Barclay CTA Index" (the "Index"), as prepared by the Barclay Trading Group, Ltd. of Fairfield, Iowa ("Barclay"). The Index is an unweighted index of the composite performance of all commodity trading advisor programs included in Barclay's database, each advisor having at least four years' prior performance history, and each program having at least two years' performance results (321 programs were included in the database in 1995).

  Investors should be aware, however, that the Index reflects performance results not only of public managed futures funds (such as the Spectrum Series), but private managed futures funds, managed accounts and proprietary accounts, which may have materially different fee structures and trading strategies than public managed futures funds in general, and the Spectrum Series in particular.

  Accordingly, while it is believed that the Index accurately reflects the performance of managed futures in general, it is not necessarily representative of the performance of public managed futures funds as a subclass of managed futures, and the inclusion of information from the Index in the brochure is not intended to represent the results which may be achieved by the Spectrum Series. See "The Spectrum Series--Performance Records" and "The Trading Managers" in the Prospectus and the Prospectus Supplement for performance information regarding the Partnerships and the trading managers.

  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

October 23, 1996

                          DEAN WITTER SPECTRUM SERIES

                SUPPLEMENT TO PROSPECTUS DATED APRIL 30, 1996,

   PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1996, AND CUSTOMER BROCHURE

               FOR DISTRIBUTION SOLELY IN THE STATE OF MISSOURI

  . Investors should be aware that Spectrum Strategic had underperformed, while Spectrum Balanced and Spectrum Technical had outperformed, the U.S. Department of Labor Bureau of Labor Statistics Consumer Price Index (All Urban Consumers--U.S. City Average--All Items) through June 1996. As regards the 18 other publicly-offered commodity pools operated by the General Partner, 8 underperformed and 10 outperformed such Index through June 1996 (or, in the case of four such pools, the date of dissolution). See "The Spectrum Series-- Performance Records" and, as regards such other pools, the summary performance information under "The General Partner--Description and Performance Information of Commodity Pools Operated by the General Partner" in the Prospectus and Prospectus Supplement.

  . Investors should note, however, that the assets of most of such other pools have been managed in whole or in part by persons other than the trading managers for the Partnerships, and, even where such pools have been managed by one of the trading managers, such pools either have different fee structures or different trading programs have been employed. See "The Trading Managers" in the Prospectus and Prospectus Supplement for performance information regarding the Partnerships' trading managers.

                         -----------------------------

  Certain tables in the brochure to which this Supplement is attached reflect historical performance results for managed futures, derived from the "Barclay CTA Index" (the "Index"), as prepared by the Barclay Trading Group, Ltd. of Fairfield, Iowa ("Barclay"). The Index is an unweighted index of the composite performance of all commodity trading advisor programs included in Barclay's database, each advisor having at least four years' prior performance history, and each program having at least two years' performance results (321 programs were included in the database in 1995).

  Investors should be aware, however, that the Index reflects performance results not only of public managed futures funds (such as the Spectrum Series), but private managed futures funds, managed accounts and proprietary accounts, which may have materially different fee structures and trading strategies than public managed futures funds in general, and the Spectrum Series in particular.

  Accordingly, while it is believed that the Index accurately reflects the performance of managed futures in general, it is not necessarily representative of the performance of public managed futures funds as a subclass of managed futures, and the inclusion of information from the Index in the brochure is not intended to represent the results which may be achieved by the Spectrum Series. See "The Spectrum Series--Performance Records" and "The Trading Managers" in the Prospectus and the Prospectus Supplement for performance information regarding the Partnerships and the trading managers.

     PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

October 23, 1996